As filed with the Securities and Exchange Commission on January 27, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST MINING GOLD CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1040	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

2070 - 1188 West Georgia Street

Vancouver, British Columbia V6E 4A2

Canada

(844) 306-8827

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070 - 1095 West Pender Street Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199	Lisa M. Peterson Chief Financial Officer First Mining Gold Corp. Suite 2070 - 1188 West Georgia Street Vancouver, British Columbia V6E 4A2 Canada (604) 638-8851	Michelle Noorani Blake, Cassels & Graydon LLP Suite 3500 - 1133 Melville Street Vancouver, British Columbia V6E 4E5 Canada (604) 631-4236

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. [ ] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. [X] at some future date (check appropriate box below)

1.	[ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.

[ ] pursuant to Rule 467(b) on (    ) at (    ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (    ).

3.

[ ] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[X] after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces and territories of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

This prospectus is a preliminary short form base shelf prospectus. This preliminary short form base shelf prospectus has been filed under legislation in each of the provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery has been obtained.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This preliminary short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale therein and only by persons permitted to sell such securities. See “Plan of Distribution”.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be offered or sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary short form base shelf prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to completion, dated January 27, 2026

Information has been incorporated by reference in this preliminary short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer & Corporate Secretary of First Mining Gold Corp. at Suite 2070 – 1188 West Georgia Street, Vancouver, British Columbia, V6E 4A2, and are also available electronically at www.sedarplus.ca.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	, 2026

FIRST MINING GOLD CORP.

$500,000,000

Common Shares

Preferred Shares

Warrants

Subscription Receipts

Units

This preliminary short form base shelf prospectus (the “Prospectus”) relates to the offering for sale by First Mining Gold Corp. (the “Company” or “First Mining”) from time to time, during the 25-month period that this

Prospectus, including any amendments hereto, remains valid, of up to $500,000,000 (or the equivalent in other currencies based on the applicable exchange rate at the time of the offering) in the aggregate of: (i) common shares (“Common Shares”) in the capital of the Company; (ii) preferred shares (“Preferred Shares”) in the capital of the Company, issuable in series; (iii) warrants (“Warrants”) to purchase other Securities (as defined below) of the Company; (iv) subscription receipts (“Subscription Receipts”) convertible into other securities of the Company; and (v) units (“Units”) comprised of one or more of any of the other Securities, or any combination of such Securities (the Common Shares, Preferred Shares, Warrants, Subscription Receipts, and Units are collectively referred to herein as the “Securities”). The Securities may be offered in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more accompanying prospectus supplements (each, a “Prospectus Supplement”), if any. In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Company is permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States.

The annual consolidated financial statements of the Company incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”), which differ from United States generally accepted accounting principles. The unaudited condensed interim consolidated financial statements incorporated by reference herein have been prepared in accordance with IFRS Accounting Standards applicable to the preparation of interim financial statements including International Accounting Standard 34 Interim Financial Reporting, which differ from United States generally accepted accounting principles. Therefore, the annual and interim financial statements incorporated by reference herein may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is governed by the laws of British Columbia, Canada, that some or all of its officers and directors are residents of a foreign country, that some or all of the experts named in this Prospectus are, and the underwriters, dealers or agents named in any Prospectus Supplement may be, residents of a foreign country, and a substantial portion of the assets of the Company and said persons may be located outside of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences in Canada and the United States. Such consequences may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in this Prospectus under the heading “Certain Federal Income Tax Considerations” as well as the tax discussion, if any, contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The specific terms of any Securities offered will be described in the applicable Prospectus Supplement including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares;

(ii) in the case of Preferred Shares, the designation of the particular series, the number of Preferred Shares offered, the offering price, any voting rights, any rights to receive dividends, any terms of redemption, any conversion or exchange rights and any other specific terms; (iii) in the case of Warrants, the number of Warrants being offered, the offering price, whether the Warrants are being offered for cash, the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and any procedures that will result in the adjustment of those numbers, the exercise price, the dates and periods of exercise and any other terms specific to the Warrants being offered; (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities, the designation, number and terms of such other Securities, and any other terms specific to the Subscription Receipts; and (v) in the case of Units, the number of Units being offered, the offering price and the number and terms of the Securities comprising the Units. A Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus. Where required by statute, regulation or policy, and where the Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus except in cases where an exemption from such delivery has been obtained. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Prospective investors should read this Prospectus and any applicable Prospectus Supplement carefully before investing in any Securities issued pursuant to this Prospectus.

The Company may offer and sell the Securities to or through underwriters or dealers purchasing as principals and may also sell directly to one or more purchasers or through agents or pursuant to applicable statutory exemptions. See “Plan of Distribution”. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by the Company in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the initial issue price (in the event that the offering is a fixed price distribution), the proceeds that the Company will or expects to receive, and any other material terms of the plan of distribution.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified Security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. However, no underwriter, dealer or agent involved in an “at-the-market distribution”, as defined in National Instrument 44-102 Shelf Distributions (an “ATM Distribution”), no affiliate of such an underwriter, dealer or agent and no person or company acting jointly or in concert with such an underwriter, dealer or agent will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allotment position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allotment position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution”.

The issued and outstanding Common Shares of the Company trade on the Toronto Stock Exchange (the “Exchange”) under the symbol “FF”, on the OTC-QX under the symbol “FFMGF” and on the Frankfurt Stock Exchange under the symbol “FMG”. On January 26, 2026, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the Exchange was $0.71.

Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Securities (other than Common Shares) will not be listed on any securities exchange. Accordingly, there is currently no market through which the Securities (other than Common Shares) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”.

Prospective investors should be aware that the purchase of Securities may have tax consequences that may not be fully described in this Prospectus or in any Prospectus Supplement, and should carefully review the tax discussion, if any, in the applicable Prospectus Supplement and in any event consult with a tax adviser.

An investment in the Securities is subject to a number of risks. See “Risk Factors” for a more complete discussion of these risks.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents hereof.

All dollar amounts in this Prospectus are in Canadian dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

Information about the right to withdraw or rescind from an agreement to purchase securities is provided under “Statutory Rights of Withdrawal and Rescission”.

The Company’s head office address is Suite 2070 – 1188 West Georgia Street, Vancouver, British Columbia, V6E 4A2, and its registered office is located at Suite 2500 – 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

Mr. Keith Neumeyer and Mr. Richard Lock, each a director of the Company, reside outside of Canada and have appointed Blakes Vancouver Services Inc., c/o Blake, Cassels & Graydon LLP at 3500 – 1133 Melville Street, Vancouver, British Columbia, V6E 4E5, as their agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgements obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

No person is authorized by the Company to provide any information or to make any representation other than as contained in this Prospectus in connection with the issue and sale of the Securities offered hereunder. Prospective investors should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement in connection with an investment in Securities. Prospective investors should assume that the information appearing in this Prospectus or any Prospectus Supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document unless specified otherwise. The Company’s business, financial condition, results of operations and prospects may have changed since those dates.

Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference herein or therein were obtained from market research, publicly available information and industry publications. The Company believes that these sources are generally reliable, but the accuracy and completeness of the information is not guaranteed. The Company has not independently verified this information and does not make any representation as to the accuracy of this information.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “we”, “us”, “our” or similar terms, as well as references to the “Company” or “First Mining”, refer to First Mining Gold Corp. together with our subsidiaries.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this Prospectus and the documents incorporated by reference herein constitute forward-looking information or forward-looking statements within the meaning of applicable Canadian and United States securities legislation, including the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). These statements are made as of the date of this Prospectus. Forward-looking statements are frequently, but not always, identified by words such as “seeks”, “expects”, “anticipates”, “believes”, “plans”, “projects”, “intends”, “estimates”, “envisages”, “potential”, “possible”, “predict”, “forecasts”, “strategy”, “goals”, “opportunities”, “objectives”, “targeted”, “advancing”, “proving” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions.

Examples of forward-looking statements in this Prospectus and the documents incorporated by reference herein include, but are not limited to:

•	statements regarding future acquisitions of mineral properties;

•	our intention to de-risk our material assets through exploration, drilling, calculating resource estimates, conducting economic studies and other activities;

•	statements relating to our vision and strategy;

•	statements relating to our plans or intentions to pay, or not pay, a dividend to our shareholders;

•	our intention to utilize our management team’s expertise to successfully permit and construct producing mines at our material assets;

•	statements relating to the criteria we will use when assessing potential acquisitions;

•	our belief that we will continue to be able to locate and retain professionals with the necessary specialized skills and knowledge;

•	statements regarding our intention and ability to select, acquire and bring to production suitable properties or prospects for mineral exploration and development;

•	statements regarding the anticipated benefits or opportunities that may accrue to applicable First Nations as a result of the Company’s activities, partnerships, or projects;

•	our ability to raise the capital necessary to fund our operations and the potential development of our properties;

•	our ability to obtain the resources to conduct exploration and development activities on our properties;

•	our belief that the policies and procedures implemented by our executive management team provide a safe working environment for all of our employees, consultants, contractors and stakeholders;

•	forecasts relating to market developments and trends in global supply and demand for gold;

•	our ability to work with the various Indigenous communities in relation to the potential development of our projects;

•	our intention to continue to make expenditures to ensure compliance with applicable laws and regulations;

•	our intentions and expectations regarding exploration, drilling or operations at any of our mineral properties or those operated by our partners;

•	statements regarding potential increases in the ultimate recovery of gold and silver from our properties, including the Springpole Project (as defined below);

•

statements regarding regulatory approval and permitting, including but not limited to the environmental process currently underway and our plans to complete a feasibility study on the Springpole Project;

•	statements regarding continued drilling and other exploration activities at the Springpole Project;

•	statements regarding future drilling by FireFly Metals Ltd. (“FireFly”) at the Pickle Crow Gold Project (the “Pickle Crow Project”) located in Ontario, Canada;

•	statements regarding future exploration, drilling and operational activities at the Springpole Project and the Duparquet Project (as defined below);

•	our intentions and expectations regarding exploration at any of our mineral properties;

•	forecasts relating to mining, development and other activities at our operations;

•

statements regarding projected capital and operating costs, net present value, average annual life of mine (“LOM”) All-In Sustaining Costs (“AISC”), total cash costs (“Total Cash Costs”) and internal rate of return and cash flows of the Springpole Project and the Duparquet Project;

•	future royalty and tax payments and rates;

•	future work on our non-material properties;

•	statements regarding our intentions with respect to our holdings of securities of other issuers;

•	statements regarding the results of the Duparquet Report (as defined below) and the Springpole Report (as defined below), including the economic potential and merits thereof;

•	the estimated capital and operating costs, production, cash flows and LOM estimates and economic returns from Duparquet (as defined below) and Springpole (as defined below);

•	the estimated amount and grade of Mineral Resources at Duparquet; and

•	current and future drilling strategies and programs at Duparquet.

Statements relating to Mineral Resource and Mineral Reserve estimates are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the Mineral Resources described and Mineral Reserves exist in the quantities predicted or estimated or that it will be commercially viable to produce any portion of such resources.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Prospective investors are cautioned that any such statements are not guarantees of future performance and those actual results or developments may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties relating to, among others: exploration, development and production risks; operational hazards; global financial conditions; commodity price fluctuations; availability of capital and financing on acceptable terms; the Company’s lack of history of commercially producing metals from mineral exploration properties; the Company’s Mineral Reserve and Mineral Resource estimates may not be reliable, or the Company may encounter unexpected or challenging geological, hydrological or mining conditions; the Company’s exploration plans may be delayed or may not succeed; the Company may not be able to obtain or maintain necessary permits or approvals from government authorities; the Company may be affected by economic and political instability or by environmental, safety and regulatory risks, including increased regulatory burdens or delays; there may be defects in, or challenges to, title to the Company’s properties including, but not limited to, First Nations land claims; the Company’s current or future mineral tenure or operations may be challenged by one or more groups of Indigenous rights holders; some of the Company’s mineral projects have legacy environmental issues as a result of past operations that the Company may need to remediate; the Company may lose its interest in certain projects if it fails to make certain required payments or minimum expenditures; the Company may be unable to enforce their legal rights under their existing agreements, permits or licences, or may be subject to litigation or arbitration that has an adverse outcome; accidents or equipment breakdowns may occur; cyclical nature of the mining industry; there may be changes to government regulations or policies, including tax and trade laws and policies; the Company may be adversely affected by changes in foreign currency exchange rates, interest rates or tax rates; the Company’s estimates of production, purchases, costs, decommissioning or reclamation expenses, or their tax expense estimates, may prove to be inaccurate; impact of natural phenomena, including inclement weather, fire, flood and earthquakes; the Company’s operations may be disrupted due to problems with its own or customer facilities, the unavailability of reagents or equipment, equipment failure, lack of tailings capacity, labour shortages, ground movements, transportation disruptions or accidents or other exploration and development risks; uncertainties and substantial expenditures related to determining whether Mineral Resources or Mineral Reserves exist on a property; the impact of increased costs on the calculation of Mineral Reserves and on the economic viability of projects; the Company’s ability to attract and retain suitable personnel; future sales by existing shareholders could reduce the market price of the Common Shares; impact of climate change regulations over time as governments implement policies to further reduce carbon emissions; the Company may be adversely affected by currency fluctuations, volatility in securities markets and volatility in mineral prices and interest rates; the Company’s broad discretion relating to the use of proceeds raised hereunder; the absence of a market through which the securities of the Company, other than the Common Shares, may be sold; risks associated with the Company’s equity holdings in other public companies; and the additional factors described under the heading “Risk Factors” in this Prospectus, under the heading “Risks That Can Affect Our Business” in the Annual Information Form (as defined below) and under the section “Risks and Uncertainties” in the Annual MD&A (as defined below) and the Interim MD&A (as defined below).

These risks and uncertainties are not exhaustive of the factors that may affect any of our forward-looking statements. The Company believes that the expectations reflected in any forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this Prospectus should not be unduly relied upon. These statements speak only as of the date of this Prospectus. The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by applicable laws. Actual results may differ materially from those expressed or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements.

The forward-looking statements in this Prospectus and the documents incorporated by reference herein are based on material assumptions, including the following, which may prove to be incorrect:

•	the assumptions regarding market conditions upon which we have based our capital expenditure expectations;

•	the availability of additional capital and financing on acceptable terms, or at all;

•	our Mineral Reserve and Mineral Resource estimates and the assumptions upon which they are based are reliable;

•	the success of our exploration plans;

•	our expectations regarding spot prices and realized prices for gold and other precious metals;

•	market developments and trends in global supply and demand for gold meeting expectations;

•	our business, financial condition and results of operations could be adversely affected by disruptions in the global economy resulting from recently proposed trade barriers, including tariffs;

•	our expectations regarding tax rates and payments, foreign currency exchange rates and interest rates;

•	our reclamation expenses;

•	the geological conditions at our properties;

•	the underlying title to each of our properties is valid and will continue to be so;

•	our ability to satisfy payment and minimum expenditure obligations in respect of certain of our properties;

•	our ability to comply with current and future environmental, safety and other regulatory requirements, and to obtain and maintain required regulatory approvals without undue delay;

•

our operations are not significantly disrupted as a result of natural disasters, governmental or political actions, public health crises, litigation or arbitration proceedings, the unavailability of reagents, equipment, operating parts and supplies critical to our activities, equipment failure, labour shortages, ground movements, transportation disruptions or accidents or other exploration and development risks;

•	our ability to maintain the support of stakeholders and rights holders necessary to develop our mineral projects including, without limitation, Indigenous rights holders;

•	the accuracy of geological, mining and metallurgical estimates; and

•	maintaining good relationships with the communities in which we operate.

CAUTIONARY NOTE TO U.S. INVESTORS

This Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of the securities laws in effect in Canada which differ from the requirements of United States securities laws. All mining terms used herein but not otherwise defined have the meanings set forth in National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (the “CIM Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators (the “CSA”), which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The terms “Mineral Reserve”, “Proven Mineral Reserve” and “Probable Mineral Reserve” are Canadian mining terms as defined in accordance with NI 43-101 and the CIM Standards. In addition, the terms “Mineral Resource”, “Measured Mineral Resource”, “Indicated Mineral Resource” and “Inferred Mineral Resource” are defined in accordance with NI 43-101 and the CIM Standards. Accordingly, information contained in this Prospectus and the documents incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of United States federal securities laws and the rules and regulations thereunder.

Prospective investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into Mineral Reserves. “Inferred Mineral Resources” have a great amount of uncertainty as to their economic and legal feasibility. It is reasonably expected that the majority of inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in very limited circumstances. Prospective investors are cautioned not to assume that all or any part of an Inferred Mineral Resource is economically or legally mineable.

The Mineral Resource and Mineral Reserve figures referred to in this Prospectus and the documents incorporated by reference herein are estimates and no assurances can be given that the indicated levels of gold and other precious metals will be produced. Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, Mineral Resource and Mineral Reserve estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable. Any inaccuracy or future reduction in such estimates could have a material adverse impact on the Company.

See “Glossary of Mining Terms” in this Prospectus for a description of certain of the mining terms used in this Prospectus, in any Prospectus Supplement and in the documents incorporated by reference.

FINANCIAL INFORMATION

The annual consolidated financial statements of the Company incorporated by reference herein have been prepared in accordance with IFRS Accounting Standards, which differ from United States generally accepted accounting principles. The unaudited condensed interim consolidated financial statements incorporated by reference herein have been prepared in accordance with IFRS Accounting Standards applicable to the preparation of interim financial statements including International Accounting Standard 34 Interim Financial Reporting, which differ from United States generally accepted accounting principles. Therefore, the annual and interim financial statements incorporated by reference herein may not be comparable to financial statements of United States companies.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The consolidated financial statements of the Company incorporated by reference in this Prospectus are reported in Canadian dollars. In this Prospectus, all dollar amounts referenced, unless otherwise indicated, are expressed in Canadian dollars and are referred to as “$” or “C$”. United States dollars are referred to as “US$”. The high, low, average, and closing exchange rates for United States dollars in terms of the Canadian dollar for each of the indicated periods, as quoted by the Bank of Canada, were as follows:

	Year ended December 31 (US$)
	2025	2024	2023	2022
High	0.7376	0.7510	0.7617	0.8031
Low	0.6848	0.6937	0.7207	0.7217
Average for the Period	0.7152	0.7302	0.7410	0.7692
Closing	0.7183	0.6950	0.7322	0.7383

On January 26, 2026, the daily average exchange rate for United States dollars in terms of the Canadian dollar, as quoted by the Bank of Canada, was C$1.00 = US$1.3702. The Canadian/United States dollar exchange rate has varied significantly over the last several years and investors are cautioned that the exchange rates presented here are historical and are not indicative of future exchange rates.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the provinces and territories of Canada (the “Qualifying Jurisdictions”). Copies of the documents incorporated herein by reference or a copy of the Company’s permanent information record may be obtained on request without charge from the Company’s Chief Financial Officer & Corporate Secretary at Suite 2070 – 1188 West Georgia Street, Vancouver, British Columbia, V6E 4A2, or by accessing the disclosure documents available electronically in Canada on the System for Electronic Document Analysis and Retrieval (“SEDAR+”), which can be accessed at www.sedarplus.ca or in the United States through EDGAR at the website of the SEC at www.sec.gov. The filings of the Company through SEDAR+ and EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

As at the date hereof, the following documents of the Company, filed with the securities commissions or similar authorities in each of the Qualifying Jurisdictions, are specifically incorporated by reference into and form an integral part of this Prospectus, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in the Prospectus, as further described below:

(a)	the annual information form of the Company dated March 28, 2025 for the year ended December 31, 2024 (the “Annual Information Form”), filed on SEDAR+ on March 28, 2025;

(b)

the audited consolidated financial statements of the Company as at and for the years ended December 31, 2024 and 2023, together with the notes thereto and the report of independent registered public accounting firm thereon, filed on SEDAR+ on March 28, 2025;

(c)	the management’s discussion and analysis of the Company of our financial position and operating results for the year ended December 31, 2024 (the “Annual MD&A”), filed on SEDAR+ on March 28, 2025;

(d)

the management information circular of the Company dated April 23, 2025 distributed in connection with the Company’s annual general and special meeting of shareholders that was held on June 11, 2025, filed on SEDAR+ on May 2, 2025;

(e)

the unaudited condensed interim consolidated financial statements of the Company as at and for the three and nine months ended September 30, 2025 and 2024, together with the notes thereto, filed on SEDAR+ on November 12, 2025;

(f)

the management’s discussion and analysis of the Company of our financial position and operating results for the three and nine month periods ended September 30, 2025, filed on SEDAR+ on November 12, 2025 (the “Interim MD&A”); and

(g)	the following material change reports of the Company filed since December 31, 2024, the end of the financial year in respect of which the Annual Information Form was filed:

(i)

dated March 28, 2025 announcing receipt of the final payment of US$5 million from First Majestic Silver Corp. (“First Majestic”) in connection with the silver stream that First Majestic has over First Mining’s Springpole Project (as defined below);

(ii)	dated July 22, 2025, announcing the closing of an offering of 66,670,000 Units, at a price of C$0.18 per Unit, for aggregate gross proceeds of C$12,000,600 (the “July 2025 Offering”); and

(iii)

dated August 5, 2025, announcing the upsize and closing of a non-brokered private placement for aggregate gross proceeds of $24,437,000 consisting of (i) 95,000,000 Units at a price of $0.18 per unit for aggregate gross proceeds of $17 million and (ii) 33,350,000 flowthrough units at a price of $0.22 per unit for aggregate gross proceeds of $7,337,000 (the “July 2025 Non-Brokered Private Placement”).

Any document of the type referred to in the preceding paragraph (excluding confidential material change reports), and all other documents of the type required to be incorporated by reference in a short form prospectus by Section 11.1 of National Instrument 44-101 Short Form Prospectus Distributions (“NI 44-101”) of the CSA, filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this Prospectus and prior to the termination or expiry of this Prospectus, or the completion of the issuance of Securities hereunder, shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished by the Company to the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement (as defined below) of which this Prospectus forms a part (in the case of Form 6-K and Form 8-K, if and to the extent set forth therein). The Company may also incorporate other information filed with or furnished to the SEC under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that information included in any report on Form 6-K or Form 8-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K or Form 8-K.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes that statement. Any such modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute part of this Prospectus; rather only such statement as so modified or superseded shall be considered to constitute part of this Prospectus.

Upon a new annual information form and annual audited consolidated financial statements and related management’s discussion and analysis being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the term of this Prospectus: (i) the previous annual information form, the previous annual audited consolidated financial statements and related management’s discussion and analysis; (ii) all interim consolidated financial statements and related management’s discussion and analysis, all material change reports and all business acquisition reports filed by the Company prior to the commencement of the Company’s financial year in respect of which the new annual information form is filed; and (iii) any business acquisition report for acquisitions completed since the beginning of the financial year in respect of which the new annual information form is filed (unless such report is incorporated by reference into the current annual information form or less than nine months of the acquired business or related businesses operations are incorporated into the Company’s current annual audited consolidated financial statements) shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

Upon new condensed interim consolidated financial statements and related management’s discussion and analysis being filed by the Company with the applicable securities regulatory authorities in Canada during the term of this Prospectus, all interim consolidated financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

Upon a new information circular relating to an annual meeting of shareholders being filed by the Company with applicable securities regulatory authorities in Canada subsequent to the date of this Prospectus and prior to the date on which this Prospectus ceases to be effective, the information circular for the preceding annual meeting of shareholders and any other information circular filed by the Company prior to the commencement of the Company’s financial year in respect of which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of offers and sales of Securities under this Prospectus.

A Prospectus Supplement containing the specific terms of any Securities offered thereunder will be delivered to purchasers of such Securities together with this Prospectus to the extent required under applicable securities laws except in cases where an exemption from such delivery has been obtained and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the Securities offered thereunder.

In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any template version of “marketing materials” (as such term is defined in NI 44-101) pertaining to a distribution of Securities, and filed by the Company after the date of a Prospectus Supplement for the distribution and before termination of the distribution of such Securities, will be deemed to be incorporated by reference in that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

The Company has not provided or otherwise authorized any other person to provide investors with information other than as contained or incorporated by reference in this Prospectus or any Prospectus Supplement. If an investor is provided with different or inconsistent information, he or she should not rely on it.

References to our website in any documents that are incorporated by reference into this Prospectus do not incorporate by reference the information on such website into this Prospectus, and we disclaim any such incorporation by reference.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement (as defined below) of which this Prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consent of PricewaterhouseCoopers LLP; (3) powers of attorney from certain of the Company’s directors and officers; and (4) the consents of the “qualified persons” (the “QPs”) referred to in this Prospectus under “Interests of Experts”. A copy of the form of any applicable warrant agreement or subscription receipt agreement will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

AVAILABLE INFORMATION

The Company is subject to the information reporting requirements of the Exchange Act and applicable Canadian requirements and, in accordance therewith, files reports and other information with the SEC and with securities regulatory authorities in Canada. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may generally be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Prospective investors may read and download any public document that the Company has filed with the securities commission or similar regulatory authority in each of the provinces and territories of Canada on SEDAR+ at www.sedarplus.ca. The reports and other information filed and furnished by the Company with the SEC can be inspected on the SEC’s website at www.sec.gov.

The Company has filed with the SEC a registration statement on Form F-10 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), with respect to the Securities. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits thereto. Statements contained in or incorporated by reference into this Prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Company sells Securities under the Registration Statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

SUMMARY OF THE BUSINESS

The following description of the Company is, in some instances, derived from selected information about us contained in the documents incorporated by reference into this Prospectus. This description does not contain all of the information about us and our properties and business that you should consider before investing in any Securities. You should carefully read the entire Prospectus and the applicable Prospectus Supplement, including the section titled “Risk Factors” that follows this description of the Company, as well as the documents incorporated by reference into this Prospectus and the applicable Prospectus Supplement, before making an investment decision.

General Overview

First Mining is a Canadian-focused gold exploration and development company that was created in 2015. The Company is a Canadian gold developer, with a primary focus being the development and permitting of the Springpole Project and the development and advancement of the Duparquet Project. The Company’s vision is to advance its material assets towards a construction decision and, ultimately, to production.

Since initially listing on the TSX Venture Exchange in April 2015, and on the Exchange in June 2017, the Company has completed nine acquisitions. First Mining has a resource base of approximately 8.7 million ounces of gold in the Measured and Indicated Mineral Resource categories and approximately 4.3 million ounces of gold in the Inferred Mineral Resources category in jurisdictions within Canada. For more information with respect to the Mineral Resource estimates, refer to “The Springpole Project – Mineral Resource Estimates” in this Prospectus with respect to the Springpole Project, and “Duparquet – Mineral Resource Estimates” in our Annual Information Form (incorporated by reference in this Prospectus) with respect to the Duparquet Project.

For additional information with respect to the Company’s business, operations and financial condition, refer to the Annual Information Form, Annual MD&A, Interim MD&A and the other documents incorporated by reference into this Prospectus available on SEDAR+ at www.sedarplus.ca. See “Documents Incorporated by Reference”.

Intercorporate Relationships

The following diagram shows our current corporate structure and material subsidiaries, as well as the properties held by such material subsidiaries:

First Mining Gold Corp.
(British Columbia)
100%
100%
Gold Canyon Resources Inc.
(British Columbia)
Duqarquet Gold Mines Inc.
(Canada)
Springpole Project
(Ontario)
Duparquet Project
(Quebec)

Note:

Our other subsidiaries, which each have total assets and revenues less than 10%, and in the aggregate less than 20%, of our total consolidated assets or our total consolidated revenue, are excluded from the above chart.

Mineral Properties

The Company’s material mineral properties consist of:

•	the Springpole Gold Project located in Ontario, Canada (the “Springpole Project” or “Springpole”), acquired by the Company on November 13, 2015; and

•	the Duparquet Gold Project located in Québec, Canada (the “Duparquet Project” or “Duparquet”), acquired by the Company on September 15, 2022.

Unless stated otherwise, information of a scientific or technical nature regarding the Springpole Project in this Prospectus is summarized, derived or extracted from, respectively, a report entitled “Springpole Gold Project NI 43-101 Technical Report and Pre-Feasibility Study, Ontario, Canada” dated December 19, 2025 with an effective date of December 1, 2025 (the “Springpole Report”). The Springpole Report is authored by: (i) Tommasso Roberto Raponi, P. Eng., Ausenco Engineering Canada ULC; (ii) Gordon Zurowski, P.Eng., AGP Mining Consultants Inc. (“AGP”); (iii) Gilles Arseneau, P.Geo., SRK Consulting (Canada) Inc. (“SRK”); (iv) David Bleiker, P. Eng., WSP Canada Inc.; and (v) Daniel Russell, P.Geo., WSP Canada Inc. Reference should be made to the full text of the Springpole Report which is available in its entirety on SEDAR+ at www.sedarplus.ca under First Mining’s profile. For greater certainty, the Springpole Report is not incorporated by reference herein.

The Duparquet Project is the subject of a report entitled “NI 43-101 Technical Report: Preliminary Economic Assessment, Duparquet Gold Project, Québec, Canada” dated October 20, 2023 with an effective date of September 15, 2023 (as amended and restated, the “Duparquet Report”). The Duparquet Report is authored by: (i) Carl Michaud, P.Eng., MBA, G Mining Services Inc.; (ii) Alexandre Dorval, P. Eng., G Mining Services Inc.; (iii) Marina Iund, P.Geo., InnovExplo Inc.; (iv) Olivier Vadnais-Leblanc, P.Geo., InnovExplo Inc.; (v) Carl Pelletier. P.Geo., InnovExplo Inc.; (vi) Simon Boudreau, P. Eng., InnovExplo Inc.; (vii) Neil Lincoln, P. Eng., G Mining Services Inc.; (viii) Philip Rodrigue, P. Eng., G Mining Services Inc.; and (ix) Sheldon Smith, P. Geo, Stantec Consulting Ltd. Reference should be made to the full text of the Duparquet Report which is available in its entirety on SEDAR+ at www.sedarplus.ca under First Mining’s profile. For greater certainty, the Duparquet Report is not incorporated by reference herein.

The Company also holds several strategic partnership positions, including a 30% indirect interest in the Pickle Crow Project being advanced by FireFly. The Company also owns 100% of the Cameron gold project in Ontario (the “Cameron Gold Project”), subject to closing of the Cameron Gold Amalgamation (as defined below), which is expected to occur in Q1 2026.

Recent Developments

On March 5, 2025, the Company announced the largest exploration drill program undertaken at its Duparquet Project since acquiring full ownership of the project in 2022, with the aim of completing an approximate 18,000m of exploration drilling throughout the year, focusing on advancing priority targets that are aligned to resource growth potential and further unlocking a regional gold endowment supportive of future development optionality at the project.

On March 28, 2025, the Company announced that it received the final payment of US$5 million from First Majestic in connection with the Silver Stream Agreement (as defined herein) that First Majestic has with the Company’s Springpole Project. The parties entered into an amending agreement to the Silver Stream Agreement on March 13, 2025 (“Amending Agreement”) to amend the terms of the final payment due from First Majestic under the Silver Stream Agreement, such that the third tranche payment would be for US$5 million in cash. As consideration for amending the terms of the third tranche payment, the Company has amended the terms of the Warrants that were issued to First Majestic on July 2, 2020, under the terms of the Silver Stream Agreement. The 32,050,228 Warrants that were issued to First Majestic had an exercise price of $0.374 per Warrant and were set to expire on July 2, 2025. The Company has revised the exercise price of the Warrants to $0.20 and extended the expiry date of the Warrants to March 31, 2028. Pursuant to the terms of the amended Warrants, the Company may accelerate the expiry date of the Warrants if the closing price of the Company’s common shares on the

Exchange equals or exceeds $0.30 for 45 consecutive trading days, to the date which is 30 days following the dissemination of a news release announcing the acceleration. All other terms of the Warrants remain unchanged.

On April 28, 2025, the Company announced the addition of a second drill rig at the Duparquet Project during April 2025 to further advance progress on its 18,000 m drill program.

On May 28, 2025, the Company announced initial drilling results from the 2025 Duparquet drill program, which confirmed and expanded the known extent of mineralization at the newly discovered Miroir target and intersected the depth extension of mineralization at the Valentre target.

On July 3, 2025, the Company announced that it had signed a Long-Term Relationship Agreement (the “LTRA”) with the Mishkeegogamang Ojibway First Nation (the “Mishkeegogamang”) covering the Springpole Project. The LTRA sets out a collaborative approach for the development of the Springpole Project, through construction, operations, and closure, in a manner that respects the environment and provides direct benefits to the Mishkeegogamang. The LTRA includes provisions for the Mishkeegogamang to take part in the Springpole Project’s environmental management and monitoring, the implementation of adaptive management and preferential training and employability measures, equity and participation in the economic upside of the Springpole Project, the promotion of business opportunities during the mine’s construction and operations, as well as the recognition of Anishnaabe culture and the inclusion of cultural safety measures. The LTRA also sets out the sharing of financial benefits from the Springpole Project.

On July 7, 2025, the Company announced the sale of its remaining 20% project interest in the Hope Brook Gold Project for total consideration comprised of $3 million in cash and 7 million common shares of Big Ridge Gold Corp. The transaction closed on July 31, 2025.

On July 14, 2025, the Company announced the discovery of the “Minuit” zone at its Duparquet Project, located 75m north of the historical Donchester Mine.

On July 22, 2025, the Company closed an upsized public offering of 66,670,000 Units for total gross proceeds of $12,000,600. Each Unit consists of one Common Share of the Company and one-half of one Common Share purchase Warrant. Each Warrant entitles the holder to acquire one Common Share of the Company at a price of $0.27 per share, exercisable at any time up to 36 months following the closing date.

On August 5, 2025, the Company closed an upsized non-brokered offering of 95,000,000 Units for proceeds of $17,100,000 and 33,350,000 flow-through units for proceeds of $7,337,000 (the “Flow-Through Offering”). The total proceeds from the non-brokered offering were $24,437,000. Each Unit consists of one Common Share of the Company and one-half of one Common Share purchase Warrant. Each Warrant entitles the holder to acquire one Common Share of the Company at a price of $0.27 per share, exercisable at any time up to 36 months following the closing date.

On September 1, 2025, the Company signed a Memorandum of Understanding with the City of Duparquet to establish a collaborative framework supporting both the development of the Duparquet Project and key community initiatives. The agreement provides land to the City of Duparquet to promote sustainable community development aligned with potential future mine activities.

On September 8, 2025, the Company announced additional drilling results from the 2025 exploration program at Duparquet.

On September 18, 2025, the Company announced the signing of a historic Memorandum of Understanding with the City of Duparquet for Community Development and Collaboration on the Duparquet Project.

On September 24, 2025, the Company announced the expansion of the newly discovered Miroir target at the Duparquet Project.

On November 10, 2025, the Company announced additional results from the 2025 Duparquet drilling program at the Miroir target.

On November 18, 2025, the Company announced the positive results of an updated Pre-Feasibility Study completed for the Springpole Gold Project, with results supporting a 30,000 tonnes-per-day open pit mining operation.

On November 20, 2025, the Company entered into a definitive amalgamation agreement (the “Cameron Gold Amalgamation”) to sell its wholly-owned subsidiary, Cameron Gold Operations Ltd., which owns the Cameron Gold Project, to Oronova Energy Inc. (“Oronova”) for total consideration of C$27,000,000, comprised of C$5,000,000 in cash, 80,000,000 common shares of Oronova at a value of $0.25 per share and a future cash payment of at least C$2,000,000. Closing of the transaction is expected to occur in Q1 2026.

On December 16, 2025, the Company announced that it received total proceeds of $6,410,045 from the exercise by First Majestic of 32,050,228 Warrants at a price of $0.20 per Warrant. The Warrants were issued in relation to the Amending Agreement.

On December 23, 2025, the Company announced it had filed the Springpole Report.

On January 7, 2026, the Company announced the results of the updated socio-economic analysis for the Springpole Project which demonstrates the major benefits to the local region around the Project, to Ontario and to Canada.

On January 15, 2026, the Company announced that it has been named to the 2026 OTCQX® Best 50, a ranking of top performing companies traded on the OTCQX Best Market last year.

More detailed information regarding the business of the Company, its operations and its mineral properties can be found in the Annual Information Form and other documents which are incorporated in this Prospectus by reference. See “Documents Incorporated by Reference”.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our consolidated share or debt capital since September 30, 2025, the date of our financial statements for the most recently completed financial period, except that the issued and outstanding shares has increased from 1,285,937,971 as at September 30, 2025 to 1,358,074,534 as at the date of this Prospectus as a result of issuances by the Company in connection with (i) First Mining’s long-term incentive plan (the “Long-Term Incentive Plan”); (ii) Warrant exercises; (iii) the earn-in agreement that the Company has entered into with ALX with respect to the Vixen Properties; and (iv) the earn-in agreement that the Company has entered into with Pelangio with respect to the Birch Lake Properties; and (viii) the acquisition of a private company associated with the Birch and Casummit Lake properties. See “Prior Sales”.

USE OF PROCEEDS

The use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement relating to a specific offering and sale of Securities. Unless otherwise specified in a Prospectus Supplement, among other potential uses, the Company may use the net proceeds from the sale of Securities for general corporate purposes, including funding ongoing operations and/or working capital requirements, to repay indebtedness outstanding from time to time, capital projects and potential future acquisitions.

The Company had negative cash flows from operating activities for the financial year ended December 31, 2025. To the extent that the Company has negative cash flows from operating activities in future periods, the Company may need to use a portion of the proceeds from any offering to fund such negative cash flows. See “Risk Factors – Negative Cash Flows from Operating Activities.”

Management of the Company will retain broad discretion in allocating the net proceeds of any offering of Securities under this Prospectus and applicable Prospectus Supplement, and the Company’s actual use of the net proceeds will vary depending on the availability and suitability of investment opportunities and its operating and capital needs from time to time. All expenses relating to an offering of Securities and any compensation paid to underwriting dealers or agents, as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement.

The Company may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

PLAN OF DISTRIBUTION

The Company may, from time to time during the 25-month period that this Prospectus, including any amendments hereto, remains valid, offer for sale and issue up to an aggregate of $500,000,000 in Securities hereunder.

The Company may offer and sell the Securities to or through underwriters or dealers purchasing as principals and may also sell directly to one or more purchasers or through agents or pursuant to applicable statutory exemptions. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by the Company in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, any fees, discounts or any other compensation payable to underwriters, dealers or agents in connection with the offering, the method of distribution of the Securities, the initial issue price, the proceeds that the Company will receive and any other material terms of the plan of distribution. Any initial offering price and discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices or at prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices, including sales in transactions that are deemed to be ATM Distributions, including sales made directly on the Exchange or other existing trading markets for the Common Shares. The price at which the Securities will be offered and sold may vary as between purchasers and during the period of distribution of the applicable Securities. If, in connection with the offering of Securities at a fixed price or prices, the underwriters, dealers or agents have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters, dealers or agents will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters, dealers or agents to the Company.

In connection with the sale of the Securities, underwriters, dealers or agents may receive compensation from the Company or from other parties, including in the form of underwriters’, dealers’ or agents’ fees, commissions or concessions. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters for the purposes of applicable Canadian securities legislation and any such compensation received by them from the Company and any profit on the resale of the Securities by them may be deemed to be underwriting commissions.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities and other than in relation to an ATM Distribution, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix, stabilize, maintain or otherwise affect the market price of the Securities at a level other than those which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time.

Underwriters, dealers or agents who participate in the distribution of the Securities may be entitled, under agreements to be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

Unless otherwise specified in the applicable Prospectus Supplement, each series or issue of Securities (other than Common Shares) will be a new issue of Securities with no established trading market. Accordingly, there is currently no market through which the Securities (other than Common Shares) may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. No assurances can be given that a market for trading in Securities (other than Common Shares) of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange. See “Risk Factors”.

DESCRIPTION OF SECURITIES

The following is a brief summary of certain general terms and provisions of the Securities as at the date of this Prospectus. The summary does not purport to be complete and is indicative only. The specific terms of any Securities to be offered under this Prospectus, and the extent to which the general terms described in this Prospectus apply to such Securities, will be set forth in the applicable Prospectus Supplement. Moreover, a Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus.

Description of Share Capital

The authorized share capital of the Company consists of an unlimited number of Common Shares. As of the date of this Prospectus, there were 1,358,074,534 Common Shares issued and outstanding.

Description of Common Shares

The following is a brief summary of the material attributes of the Common Shares. This summary does not purport to be complete.

The holders of Common Shares are entitled to one vote per share at all meetings of shareholders of the Company except separate meetings of the holders of another class or series of shares of the Company. Subject to the preferences accorded to holders of any class of shares of the Company ranking senior to or equal with the Common Shares, the Common Shares are entitled to dividends, if and when declared by the Company’s board of directors (the “Board”), and to the distribution of the residual assets of the Company in the event of the liquidation, dissolution or winding-up of the Company.

Holders of our Common Shares have no pre-emptive, redemption, purchase or conversion rights attaching to their shares, and the Common Shares, when fully paid, will not be liable to further call or assessment. No other class of shares may be created without the approval of the holders of the Common Shares. There are no provisions discriminating against any existing or prospective holder of the Common Shares as a result of such shareholder owning a substantial number of Common Shares. In addition, non-residents of Canada who hold Common Shares have the same rights as shareholders who are residents of Canada.

Common Shares offered hereunder may be “flow-through shares” within the meaning of the Income Tax Act (Canada). The particular terms and provisions of any such offerings by any Prospectus Supplement will be described in such Prospectus Supplement. Common Shares may be offered separately or together with other Securities.

Description of Preferred Shares

The following is a brief summary of certain general terms and provisions of the Preferred Shares that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Preferred Shares as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Preferred Shares, and the extent to which the general terms and provisions described below may apply to such Preferred Shares will be described in the applicable Prospectus Supplement.

The Preferred Shares are issuable in series. The Preferred Shares of each series rank in parity with the Preferred Shares of every other series with respect to dividends and return of capital and are entitled to a preference over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company.

The Board is empowered to fix the number of Preferred Shares and the rights to be attached to the Preferred Shares of each series, including the amount of dividends and any conversion, voting and redemption rights. Subject to the Company’s Articles and applicable law, the Preferred Shares as a class are not entitled to receive notice of or attend or vote at meetings of the Company’s shareholders.

Description of Warrants

The following is a brief summary of certain general terms and provisions of the Warrants that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Warrants as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Warrants, and the extent to which the general terms and provisions described below may apply to such Warrants will be described in the applicable Prospectus Supplement.

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants may be issued under a separate warrant indenture or warrant agency agreement to be entered into between the Company and one or more banks or trust companies acting as warrant agent (the “Warrant Agent”) or may be issued as stand-alone contracts. The applicable Prospectus Supplement will include details of the warrant agreements, if any, governing the Warrants being offered. The Warrant Agent, if any, will be expected to act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. A copy of any warrant indenture or any warrant agency agreement relating to an offering of Warrants will be filed by the Company with the relevant securities regulatory authorities in Canada after it has been entered into by the Company.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Warrants being offered thereby, which may include, without limitation, the following (where applicable):

•	the designation of the Warrants;

•	the aggregate number of Warrants offered and the offering price;

•	the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

•	the exercise price of the Warrants;

•	the dates or periods during which the Warrants are exercisable including any “early termination” provisions;

•	the designation, number and terms of any Securities with which the Warrants are issued;

•	the terms of any provisions allowing or providing for adjustments in (a) the number and/or class of shares that may be purchased, (b) the exercise price per share or (c) the expiry of the Warrants;

•	if the Warrants are issued as a unit with another Security, the date on and after which the Warrants and the other Security will be separately transferable;

•

whether such Warrants are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	whether such Warrants will be listed on any securities exchange;

•	whether such Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	whether fractional Common Shares will be issued upon exercise of Warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	certain material Canadian tax and U.S consequences of owning the Warrants; and

•	any other material terms and conditions of the Warrants.

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants.

Description of Subscription Receipts

The following is a brief summary of certain general terms and provisions of the Subscription Receipts that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Subscription Receipts as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Subscription Receipts, and the extent to which the general terms and provisions described below may apply to such Subscription Receipts will be described in the applicable Prospectus Supplement.

Subscription Receipts may be offered separately or together with other Securities, as the case may be, and such Subscription Receipts will entitle the holders thereof to receive, upon satisfaction of certain release conditions (the “Release Conditions”) and for no additional consideration, other Securities (in any combination thereof). The Subscription Receipts may be issued under one or more subscriptions receipt agreements (each, a “Subscription Receipt Agreement”), the material terms of which will be described in the applicable Prospectus Supplement, each to be entered into between the Company and an escrow agent (the “Escrow Agent”) that will be named in the relevant Prospectus Supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any Subscription Receipts, one or more of such underwriters or agents may also be a party to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriter or agent.

The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement. Prospective investors should refer to the Subscription Receipt Agreement relating to the specific Subscription Receipts being offered for the complete terms of the Subscription Receipts. The Company will file a copy of any subscription receipt agreement relating to an offering of Subscription Receipts with the relevant securities regulatory authorities in Canada after it has been entered into by the Company.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Subscription Receipts being offered thereby, which may include, without limitation, the following (where applicable):

•	the designation and aggregate number of Subscription Receipts being offered;

•	the price at which the Subscription Receipts will be offered;

•	the Release Conditions that must be met in order for holders of Subscription Receipts to receive, for no additional consideration, other Securities (in any combination thereof);

•	the dates or periods during which the Subscription Receipts are convertible, for no additional consideration, into other Securities;

•	the designation, number and terms of the other Securities that may be exchanged upon conversion of each Subscription Receipt;

•	the designation, number and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;

•

whether such Subscription Receipts are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	the identity of the Escrow Agent;

•

the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold other Securities (in any combination thereof) pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•

if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

•

procedures for the refund by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price of their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•

provisions as to modification, amendment or variation of the subscription receipt agreement or any rights or terms of the Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants or other securities of the Company, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether the Company will apply to list the Subscription Receipts on a securities exchange or automated interdealer quotation system;

•	terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	certain material Canadian and U.S. tax consequences of owning the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Description of Units

The following is a brief summary of certain general terms and provisions of the Units that may be offered pursuant to this Prospectus. This summary does not purport to be complete. The particular terms and provisions of the Units as may be offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement pertaining to such offering of Units, and the extent to which the general terms and provisions described below may apply to such Units will be described in the applicable Prospectus Supplement.

Units may be offered separately or together with other Securities, as the case may be.

Each applicable Prospectus Supplement will set forth the terms and other information with respect to the Units being offered thereby, which may include, without limitation, the following (where applicable):

•	the number of Units;

•	the price at which the Units will be offered;

•	the designation, number and terms of the Securities comprising the Units; whether the Units will be issued with any other Securities and, if so, the amount and terms of these Securities;

•	terms applicable to the gross or net proceeds from the sale of the Units plus any interest earned thereon;

•	the date on and after which the Securities comprising the Units will be separately transferable;

•	whether the Securities comprising the Units will be listed on any securities exchange;

•

whether such Units or the Securities comprising the Units are to be issued in registered form, “book-entry only” form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Units;

•	certain material Canadian and U.S. tax consequences of owning the Units; and

•	any other material terms and conditions of the Units.

PRIOR SALES

Common Shares

The following table summarizes details of the Common Shares issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Issuance	Weighted Average Price Per Common Share ($)	Aggregate Number of Common Shares
February 25, 2025(1)	$0.125	630,911
February 27, 2025(1)	$0.128	335,042
March 21, 2025(1)	$0.146	81,907
March 24, 2025(1)	$0.146	30,270
April 2, 2025(1)	$0.129	145,000
April 7, 2025(1)	$0.121	271,666
April 10, 2025(1) (2)	$0.135	973,000
April 14, 2025(3)	$0.145	1,000,000
July 22, 2025(4)	$0.180	66,670,000
August 5, 2025(5)	$0.190	128,350,000
September 8, 2025(1)	$0.117	100,000
September 9, 2025(6)	$0.200	87,500
September 10, 2025(6)	$0.200	200,000
September 15, 2025(1) (6) (7)	$0.284	1,177,988
September 16, 2025(1) (6)	$0.181	1,400,000
September 17, 2025(6)	$0.200	400,000
September 18, 2025(1)	$0.125	1,925,000
September 22, 2025(6)	$0.200	287,500
September 25, 2025(6)	$0.200	908,440
September 26, 2025(1)	$0.120	850,000
September 29, 2025(6)	$0.200	250,000
October 1, 2025(1)	$0.117	125,000
October 6, 2025(1) (6)	$0.119	1,008,600
October 8, 2025(6)	$0.270	240,000
October 9, 2025(6)	$0.200	300,000
October 10, 2025(6) (8)	$0.236	1,290,000
October 16, 2025(1)	$0.118	875,000
October 24, 2025(1)	$0.117	100,000
October 29, 2025(1)	$0.117	287,500
November 7, 2025(1)	$0.309	2,092,494
November 12, 2025(1)	$0.125	125,000
November 13, 2025(1) (6)	$0.197	750,000
November 14, 2025(6)	$0.200	2,500,000
November 17, 2025(6)	$0.200	1,160,000
November 18, 2025(6)	$0.200	1,500,000
November 24, 2025(6)	$0.200	24,000
November 28, 2025(1) (6)	$0.184	1,330,250
December 1, 2025(6)	$0.212	1,132,500
December 2, 2025(6)	$0.200	312,500
December 3, 2025(1) (6)	$0.120	950,000
December 5, 2025(6)	$0.200	60,000
December 8, 2025(1) (6)	$0.295	271,880

Date of Issuance	Weighted Average Price Per Common Share ($)	Aggregate Number of Common Shares
December 9, 2025(6)	$0.204	339,600
December 10, 2025(6)	$0.200	2,000,000
December 12, 2025(6)	$0.200	5,040,000
December 15, 2025(6)	$0.200	32,050,228
December 16, 2025(6)	$0.200	100,000
December 18, 2025(6)	$0.200	20,000
December 22, 2025(6)	$0.213	73,889
December 23, 2025(1) (6)	$0.380	373,750
December 24, 2025(6)	$0.200	50,000
December 29, 2025(1) (6)	$0.301	1,192,500
December 30, 2025(6)	$0.270	67,500
December 31, 2025(6)	$0.200	75,000
January 2, 2026(1)	$0.435	437,500
January 8, 2026(6)	$0.200	5,000,000
January 9, 2026(1) (6)	$0.407	850,000
January 12, 2026(1) (9)	$0.525	1,410,000
January 13, 2026(6)	$0.200	300,000
January 14, 2026(6)	$0.249	65,455
January 15, 2026(1) (6)	$0.419	1,466,250
January 16, 2026(1) (6)	$0.275	300,000
January 19, 2026(6)	$0.171	175,000
January 20, 2026(1) (6)	$0.294	1,881,667
January 21, 2026(6)	$0.200	400,000
January 22, 2026(1) (6)	$0.309	1,133,500
January 23, 2026(1) (6)	$0.229	180,000
January 26, 2026(6)	$0.200	720,000

TOTAL		278,210,787

Notes:

(1)	Pursuant to First Mining’s Long-Term Incentive Plan.
(2)	Issued in connection with a consulting agreement that the Company entered into with Sound Money Capital.
(3)	Issued in connection with extending First Mining’s purchase option to certain mineral claims at Springpole to R&S Legacy Inc. (“R&S”).
(4)	Issued in connection with the July 2025 Offering and July 2025 Non-Brokered Private Placement.
(5)	Issued in connection with the Flow-Through Offering.
(6)	Issued in connection with a Warrant exercise.
(7)	Issued in connection with the earn-in agreement that the Company has entered into with ALX with respect to the Vixen Properties.
(8)	Issued in connection with the earn-in agreement that the Company has entered into with Pelangio with respect to the Birch Lake Properties.
(9)	Issued in connection with the acquisition of a private company associated with the Birch and Casummit Lake properties.

Warrants

The following table summarizes details of the Warrants issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of Warrants Granted	Exercise Price ($)	Expiry Date
March 28, 2025(1)	32,050,228	$0.20	March 28, 2028	(2)
July 22, 2025(2)	33,335,000	$0.27	July 22, 2028
August 5, 2025(3)	64,174,994	$0.27	August 5, 2028

TOTAL	129,560,222

Notes:

(1)	Issued pursuant to the Amending Agreement.
(2)	Expiry date of warrants issued pursuant to the Amending Agreement subject to acceleration; if the closing price of the Common Shares on the Exchange.
(3)	Issued in connection with the Offering and Non-Brokered Private Placement.
(4)	Issued in connection with the Flow-Through Offering.

Options

The following table summarizes details of the options issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant(1)	Number of Options Granted	Exercise Price ($)	Expiry Date
February 14, 2025	17,800,000	$0.125	February 14, 2030
April 4, 2025	200,000	$0.125	April 4, 2030
October 31, 2025	800,000	$0.320	October 31, 2030
November 24, 2025	400,000	$0.330	November 24, 2030
December 2, 2025	600,000	$0.460	December 2, 2030
January 5, 2026	100,000	$0.500	January 5, 2031

TOTAL	19,900,000

Notes:

(1)	Issued to First Mining’s directors, officers, employees and certain consultants.

Restricted Share Units

The following table summarizes details of the restricted share units (“RSUs”) issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of RSUs Granted	Expiry Date
February 14, 2025(1)	7,756,956	February 14, 2030

TOTAL	7,756,956

Notes:

(1)	Issued to First Mining’s officers and employees.

Deferred Share Units

The following table summarizes details of the deferred share units (“DSUs”) issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of DSUs Granted
February 14, 2025(1)	400,000

Notes:

(1)	Issued to a First Mining director.

Preferred Share Units

The following table summarizes details of the preferred share units (“PSUs”) issued by the Company during the 12-month period prior to the date of this Prospectus:

Date of Grant	Number of PSUs Granted
February 14, 2025(1)	3,600,000

Notes:

(1)	Issued to First Mining’s officers.

TRADING PRICE AND VOLUME

The Common Shares trade on the Exchange under the symbol “FF”.

On January 26, 2026, being the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the Exchange was $0.71. The price range and trading volume of the Common Shares for each month from January 2025 to January 2026, as reported by the Exchange, are set out below:

Month	High ($)	Low ($)	Total Volume
January 1-26, 2026	0.760	0.488	109,975,721
December 2025	0.590	0.420	114,514,908
November 2025	0.440	0.300	116,218,054
October 2025	0.350	0.270	79,755,401
September 2025	0.340	0.205	70,008,758
August 2025	0.205	0.160	29,788,883
July 2025	0.195	0.150	38,250,802
June 2025	0.210	0.160	28,449,573
May 2025	0.170	0.140	21,789,407
April 2025	0.175	0.115	29,640,903
March 2025	0.155	0.120	20,634,279
February 2025	0.140	0.120	15,803,281
January 2025	0.140	0.115	18,881,436

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is subject to United States federal taxation. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

RISK FACTORS

Before deciding to invest in any Securities, prospective purchasers of the Securities should consider carefully the risk factors and the other information contained and incorporated by reference in this Prospectus and the applicable Prospectus Supplement relating to a specific offering of Securities before purchasing the Securities. An investment in the Securities offered hereunder is speculative and involves a high degree of risk. Information regarding the risks affecting the Company and its business is provided in the documents incorporated by reference in this Prospectus, including in the Annual Information Form under the heading “Risks That Can Affect Our Business”. Additional risks and uncertainties not known to the Company or that management currently deems immaterial may also impair the Company’s business, financial condition, results of operations or prospects. The following risk factors, as well as risks currently unknown to us, could materially and adversely affect our future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company, or its business, property or financial results, each of which could cause purchasers of our securities to lose part or all of their investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statements Regarding Forward-Looking Information” and “Documents Incorporated by Reference”.

Risks Related to the Company and its Business

Exploration and Development Risks

The exploration for and development of minerals involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate. These risks include: few properties that are explored are ultimately developed into producing mines; there can be no guarantee that the estimates of quantities and qualities of minerals disclosed will be economically recoverable; with all mining operations there is uncertainty and, therefore, risk associated with operating parameters and costs resulting from the scaling up of extraction methods tested in pilot conditions; and mineral exploration is speculative in nature and there can be no assurance that any minerals discovered will result in an increase in our resource base.

Exploration and development of mineral properties is capital intensive and unsuccessful exploration or development programs could have a material adverse impact on our operations and financial condition.

Operational Hazards and Risks

Our operations will be subject to all of the hazards and risks normally encountered in the exploration and development of minerals. To the extent that we take a property to production, we will be subject to all of the hazards and risks associated with the production of minerals. These risks include: unusual and unexpected geological formations; rock falls; seismic activity; flooding and other conditions involved in the extraction of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability; environmental pollution, and consequent liability that could have a material adverse impact on our business, operations and financial performance; mechanical equipment, facility performance problems and industrial accidents; and periodic disruptions due to inclement or hazardous weather conditions.

Substantial Expenditures

Substantial expenditures are required to establish Mineral Resources and Mineral Reserves through drilling, to develop metallurgical processes to extract the metal from the ore and, in certain cases, to develop infrastructure at any site chosen for exploration. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis. The economics of developing mineral properties is affected by many factors including: the cost of operations, which may fluctuate due to a variety of factors, including inflation; variations in the grade of mineralized material mined; fluctuations in metal markets; and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.

The remoteness and restrictions on access of properties in which we have an interest will have an adverse effect on expenditures as a result of higher infrastructure costs. There are also physical risks to the exploration personnel working in the terrain in which our properties are located, occasionally in poor climate conditions.

Actual capital costs, operating costs, production and economic returns with respect to our properties may differ significantly from those we have anticipated and there are no assurances that any future development activities will result in profitable mining operations. The capital costs required to develop or take our projects into production may be significantly higher than anticipated. To the extent that such risks impact upon any such properties, there may be a material adverse effect on results of operations on such properties which may in turn have a material adverse effect on our financial condition.

No History of Mineral Production

The Company has no history of commercially producing metals from its mineral exploration properties. There can be no assurance that we will successfully establish mining operations or profitably produce gold or other precious metals on any of our properties. The development of mineral properties involves a high degree of risk and few properties that are explored are ultimately developed into producing mines. The commercial viability of a mineral deposit is dependent upon a number of factors which are beyond our control, including the attributes of the deposit, commodity prices, government policies and regulation and environmental protection. Fluctuations in the market prices of minerals may render Mineral Reserves and deposits containing relatively lower grades of mineralization uneconomic. While our Springpole Project is currently at a pre-feasibility stage, none of our other mineral properties are currently as advanced or under development or production. The future development of any properties found to be economically feasible will require applicable licenses and permits and will require the construction and operation of mines, processing plants and related infrastructure. As a result, the development of any property will be subject to all of the risks associated with establishing new mining operations and business enterprises, including, but not limited to: the timing and cost of the construction of mining and processing facilities; the availability and costs of skilled labour and mining equipment; the availability and cost of appropriate smelting and/or refining arrangements; the need to obtain necessary environmental and other governmental approvals and permits and the timing of those approvals and permits; our ability to build relationships with, and secure consent from, the Indigenous communities around our projects; and the availability of funds to finance construction and development activities.

It is common in new mining operations to experience unexpected problems and delays during development, construction and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there are no assurances that our activities will result in profitable mining operations or that mining operations will be established at any of our properties.

Title Risks

Title to mineral properties, as well as the location of boundaries on the ground may be disputed. Moreover, additional amounts may be required to be paid to surface right owners in connection with any mineral exploration or development activities. At all properties where we have current or planned exploration activities, we believe that we have either contractual, statutory, or common law rights to make such use of the surface as is reasonably necessary in connection with those activities.

We do not have title insurance for any of our mining claims and our ability to ensure that we have obtained secure claims to individual mineral properties or mining concessions may be severely constrained. We have not conducted surveys of all our claims; therefore, the precise area and location of such claims may be in doubt. In addition, many of our mineral properties have had previous owners, and third parties may have valid claims (known or unknown) underlying our interests therein. Accordingly, our properties may be subject to prior unregistered liens, agreements, royalties, transfers or claims, including First Nations land claims, and title may be affected by, among other things, undetected defects.

Indigenous Peoples

Various international and national laws, codes, court decisions, resolutions, conventions, guidelines, and other materials (collectively, the “Instruments”) relate to the rights of Indigenous peoples, including the First Nations and Metis of Canada. We operate in some areas presently or previously inhabited or used by Indigenous peoples including areas in Canada over which Indigenous peoples have established or asserted Aboriginal treaty rights, Aboriginal title, or Aboriginal rights. Many of these rights or titles impose obligations on governments and private parties as they relate to the rights of Indigenous people concerning resource development. Some mandate that government consult with, and if required, accommodate Indigenous people for government actions which may affect Indigenous people, including actions to approve or grant mining rights or exploration, development or production permits. The obligations of government and private parties under the various international and national Instruments pertaining to Indigenous people continue to evolve and be defined.

Government policy and its implementation regarding Indigenous consultation (including the requirements that are imposed on the mining industry) and accommodation continue to change. In certain circumstances, Indigenous communities are entitled to be consulted prior to, and during, resource development. The consultation and accommodation process and expectations of parties (government, Indigenous communities and industry proponents) involved can vary considerably from project to project, within stages of the project life and among Indigenous communities. There can be overlapping or inconsistent Indigenous or treaty claims respecting a project. These can contribute to process uncertainty, increased costs, delay in receiving required approvals, and potentially, an inability to secure the required approvals for a project, each of which could have a material adverse effect on the Company’s business, operations, results of operations, financial condition and future prospects. In addition, the federal government has committed to introducing legislation to implement the United Nations Declaration on the Rights of Indigenous Peoples (“UNDRIP”). Some provinces and territories are also considering, or have introduced, similar legislation. It is uncertain how the federal and other governments intend to implement UNDRIP. Implementation may add additional uncertainty as to the nature and extent of Aboriginal rights or title and may also include new processes and additional consultation requirements for project development and operations, which may increase costs, increase approval timelines and impose development and operational additional obligations or restrictions.

Our current operations and current and future exploration program may be subject to a risk that one or more groups of Indigenous people may oppose the operations or development of any of our properties or on properties in which we hold a direct or indirect interest, even where we have entered into agreements with applicable Indigenous and non-Indigenous authorities. Such opposition may be directed through legal or administrative proceedings or expressed in manifestations such as protests, roadblocks or other forms of public expression against our activities. Opposition by Indigenous people to our operations may require modification of or preclude development of our projects or may require us to enter into agreements with Indigenous people with respect to projects on such properties. Such agreements or restrictions on operations may have a material adverse effect on our business, financial condition and results of operations. Even where such agreements have been entered into, there can be no certainty that there will not be disagreements between the Company and groups or sub-groups of Indigenous persons which may result in project delays or have other material adverse effects on the Company.

Environmental Laws and Regulations

All phases of the mining business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of international conventions and state and municipal laws and regulations.

Environmental legislation provides for, among other things, restrictions, conditions and prohibitions on, amongst other things, spills, releases or emissions of various substances produced in association with mining operations and development. The legislation also requires that mines and exploration sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities and may require the deposit of adequate reclamation and remediation security. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. Companies engaged in exploration and development of mineral properties may from time-to-time experience increased costs and delays in exploration and production as a result of the need to comply with applicable laws, regulations and permits. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

First Mining initiated discussions with the relevant Québec ministries to address environmental and legacy issues as part of the redevelopment of the Duparquet Project. Subsequent to correspondence sent by the Québec government to the previous owner, on February 15, 2023, the Company’s wholly-owned subsidiary received a Notice of Non-Compliance (the “Non-Compliance Notice”) from the Ministry of the Environment, the Fight Against Climate Change, Wildlife and Parks (“MELCCFP”) in Québec regarding historical storage of mine byproduct material on the Duparquet property. Since acquiring the Duparquet Project, the Company has been proactively working with MELCCFP in respect of this historical environmental issue and on March 31, 2023, the Company’s wholly-owned subsidiary Eldorado Gold Mines filed an initial management plan with MELCCFP addressing the Non-Compliance Notice. Since that time, and following additional discussions with the MELCCFP, Eldorado Gold Mines submitted a permit application in February 2025 for the construction and operation of a new storage pad facility for the secure storage of historical mine byproduct. On July 8, 2025 the permit for the work was received and the work to transfer material is planned for completion in 2026 in accordance with the permit. Construction of the storage pad will continue through 2026.

We believe we are in substantial compliance with all material laws and regulations which currently apply to our activities. We cannot give any assurance that, notwithstanding our precautions and limited history of activities, breaches of environmental laws (whether inadvertent or not) or environmental pollution will not result in additional costs or curtailment of planned activities and investments, which could have a material and adverse effect on our future cash flows, earnings, results of operations and financial condition. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Companies engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws even where there has been no intentional wrong doing. Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in capital expenditures or any future production costs or require abandonment or delays in the development of new mining properties.

Mineral Reserve and Mineral Resource Estimates

The properties in which we hold an interest are currently considered to be in the exploration and development stage only and do not contain a known body of commercial minerals beyond the preliminary feasibility level. Mineral Resources and Mineral Reserves are, in large part, estimates and no assurance can be given that the anticipated tonnages and grades will be achieved or that the particular level of recovery will be realized.

Mineral Resources on our properties have been determined based upon assumed cut-off grades, metal prices and operating costs at the time of calculation, as set out in the applicable technical reports. Future production, if any, could differ dramatically from Mineral Resource and Mineral Reserve estimates because, among other reasons: mineralization or formations could be different from those predicted by drilling, sampling and similar examinations; calculation errors could be made in estimating Mineral Resources and Mineral Reserves; increases in operating mining costs and processing costs could adversely affect Mineral Resources and Mineral Reserves; the grade of the Mineral Resources and Mineral Reserves may vary significantly from time to time and there is no assurance that any particular level of metals may be recovered from the ore; and declines in the market price of the metals may render the mining of some or all of the Mineral Reserves uneconomic.

Estimated Mineral Resources may require downward revisions based on changes in metal prices, further exploration or development activity, increased production costs or actual production experience. This could materially and adversely affect estimates of the tonnage or grade of mineralization, estimated recovery rates or other important factors that influence Mineral Resource and Mineral Reserve estimates.

Any reduction in estimated Mineral Resources as a result could require material write downs in investment in the affected mining property and increased amortization, reclamation and closure charges, which could have a material and adverse effect on future cash flows for the property and on our earnings, results of operations and financial condition.

Since we do not currently have any producing properties, mineralization estimates for our properties may require adjustments or downward revisions based upon further exploration or development work or actual future production experience. In addition, the grade of mineralized material ultimately mined, if any, may differ from that indicated by drilling results. There can be no assurance that minerals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale.

Extended declines in market prices for gold or other metals may render portions of our mineralization uneconomic and result in reduced reported mineralization. Any material reductions in mineralization estimates, or of the ability to extract mineralized material from our properties, could (directly or indirectly) have a material adverse effect on our results of operations or financial condition.

Financing Risks

The Company has finite financial resources, has no current source of operating cash flow and has no assurance that additional funding will be available to it for its future activities, including exploration or development of mineral projects. Such further activities may be dependent upon the Company’s ability to obtain financing through equity or debt financing or other means. Global financial markets, and the economy in general, are continuing to experience extreme volatility which may impact our ability to obtain financing. Failure to obtain additional financing could result in delay or indefinite postponement of exploration and development of the Company’s existing mineral projects and could result in the loss of one or more of its properties.

Volatility of Mineral Prices

Metal prices are affected by numerous factors beyond our control, such as industrial demand, inflation and expectations with respect to the rate of inflation, the strength of the US dollar and of other currencies, interest rates, forward sales by producers, production and cost levels, changes in investment trends, global and regional levels of supply and demand, metal stock levels maintained by producers, inventory carrying costs, availability, demand and costs of metal substitutes, international economic and political conditions, armed hostilities, economic sanctions, reduced demand resulting from obsolescence of technologies and processes utilizing metals and increased production due to new mine developments and improved mining and production levels. Gold prices are sometimes subject to rapid short-term changes because of speculative activities, and the market price of gold and other metals may not remain at current levels. If these prices were to decline significantly or for an extended period of time, we might be unable to continue our operations, develop our properties or fulfill our obligations under agreements with our partners or under our permits and licenses. As a result, we might lose our interest in, or be forced to sell, some of our properties. In the event of a sustained, significant drop in gold prices, we may be required to re-evaluate our assets, resulting in reduced estimates of Mineral Resources and Mineral Reserves and in material write-downs of our investment in mining properties. Furthermore, since gold prices are established in US dollars, a significant decrease in the value of the Canadian dollar relative to the US dollar coupled with stable or declining gold prices could adversely affect our results with respect to development of and potential sale of gold.

Global Financial Conditions

Global financial conditions have, at various times in the past and may, in the future, experience extreme volatility. Many industries, including the mining industry, are impacted by volatile market conditions. Global financial conditions may be subject to sudden and rapid destabilizations in response to economic shocks or other events. A slowdown in the financial markets or other economic conditions, including but not limited to consumer spending, employment rates, business conditions, inflation, fluctuations in fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect the Company’s growth and financial condition. Future economic shocks may be precipitated by a number of causes, including government debt levels, fluctuations in the price of oil and other commodities, volatility of metal prices, geopolitical instability, changes in laws or governments, war, terrorism, the volatility of currency exchanges inflation or deflation, the devaluation and volatility of global stock markets, pandemics and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact the Company’s ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. In such an event, the Company’s operations and financial condition could be adversely impacted.

Governmental Approvals

Our activities are subject to government approvals, various laws governing prospecting, development, land resumptions, production taxes, labour standards and occupational health, mine safety, toxic substances and other matters, including issues affecting local First Nations populations. The costs associated with compliance with these laws and regulations can be substantial. Although we believe our activities are carried out in accordance with all applicable rules and regulations, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail production or development, or cause additional expense, capital expenditures, restrictions or delays in the development of our properties. Through acquisition or exploration activities, we may discover or inherit legacy environmental issues as a result of past operations which may require further remediation activities, including, but not limited, related to the Duparquet Project or the Springpole Project.

In addition, amendments to current laws and regulations governing operations and activities of exploration and mining, or more stringent implementation thereof, could have a material adverse impact on our business, operations and financial performance. Further, the mining licenses and permits issued in respect of our projects may be subject to conditions which, if not satisfied, may lead to the revocation of such licenses. In the event of revocation, the value of our investments in such projects may decline.

Mineral Claims, Licenses and Permitting

Our mineral claims, licenses and permits are subject to periodic renewal and may only be renewed a limited number of times for a limited period of time. While we anticipate that renewals will be given as and when sought, there is no assurance that such renewals will be given as a matter of course and there is no assurance that new conditions will not be imposed in connection therewith. Our business objectives may also be impeded by the costs of holding and/or renewing the mineral claims, licenses and permits. In addition, the duration and success of efforts to obtain and renew mineral claims, licenses and permits are contingent upon many variables not within our control.

Our current and anticipated future operations, including further exploration, development activities and commencement of production on our properties, require licenses and permits from various governmental authorities. Our business requires many exploration, environmental, construction and mining permits, each of which can be time-consuming and costly to obtain, maintain and renew. In connection with our current and future operations, we must obtain and maintain a number of permits that impose strict conditions, requirements and obligations on the Company, including those relating to various environmental and health and safety matters. To obtain, maintain and renew certain permits, we are required to conduct environmental assessments pertaining to the potential impact of our operations on the environment and to take steps to avoid or mitigate those impacts. We cannot be certain that all licenses and permits that we may require for our operations will be obtainable on reasonable terms or at all. Delays or a failure to obtain such licenses and permits, or a failure to comply with the terms of any such licenses and permits that we have obtained, could have a material adverse impact on First Mining.

On August 28, 2019, the Impact Assessment Act came into force and replaced the Canadian Environmental Assessment Act, thereby establishing a new environmental assessment process. It is uncertain how the new assessment process adopted by the federal government will result in a more efficient approval process. The Impact Assessment Act broadens the assessment factors to include health, economy, social, gender, and sustainability considerations. In addition, on October 13, 2023, the Supreme Court of Canada ruled that sections of the federal Impact Assessment Act are unconstitutional, and the federal government has indicated that it will make changes to align the Act with the Supreme Court’s ruling. The lack of regulatory certainty is likely to have an influence on investment decisions for major projects. Even when projects are approved on a federal level, such projects often face further delays due to interference by provincial and municipal governments, as well as court challenges related to issues such as Indigenous rights, the government’s duty to consult and accommodate Indigenous peoples and the sufficiency of the relevant environmental review processes. Such political and legal opposition creates further uncertainty.

Litigation and Regulatory Proceedings

We may be subject to civil claims (including class action claims) based on allegations of negligence, breach of statutory duty, public nuisance or private nuisance or otherwise in connection with our operations, or investigations relating thereto. While we are presently unable to quantify any potential liability under any of the above heads of damage, such liability may be material to us and may materially adversely affect our ability to continue operations. In addition, we may be subject to actions or related investigations by governmental or regulatory authorities in connection with our business activities, including, but not limited to, current and historic activities at our mineral properties. Such actions may include prosecution for breach of relevant legislation or failure to comply with the terms of our licenses and permits and may result in liability for pollution, other fines or penalties, revocations of consents, permits, approvals or licenses or similar actions, which could be material and may impact the results of our operations. Our current insurance coverage may not be adequate to cover any or all the potential losses, liabilities and damages that could result from the civil and/or regulatory actions referred to above.

Future Acquisitions and Dispositions

As part of our business strategy, we have sought and may continue to seek new mining and exploration opportunities in the mining industry and may dispose of certain of our properties in the future. In pursuit of acquisition opportunities, we may fail to select appropriate acquisition targets or negotiate acceptable arrangements, including arrangements to finance acquisitions or integrate the acquired businesses into us. Ultimately, any acquisitions would be accompanied by risks, which could include: a significant change in commodity prices after we have committed to complete the transaction and established the purchase price or exchange ratio; a material ore body could prove to be below expectations; difficulty in integrating and assimilating the operations and workforce of any acquired companies; realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise; the bankruptcy of parties with whom we have arrangements; maintaining uniform standards, policies and controls across the organization; disruption of our ongoing business and its relationships with employees, suppliers, contractors and other stakeholders as we integrate the acquired business or assets; the acquired business or assets may have unknown liabilities which may be significant; delays as a result of regulatory approvals; and exposure to litigation (including actions commenced by shareholders) in connection with the transaction.

Any material issues that we encounter in connection with an acquisition could have a material adverse effect on our business, results of operations and financial position. In addition, when negotiating disposition arrangements, we may be required to provide a potential purchaser with contractual indemnities which could lead to potential liability and have a material adverse impact on our financial performance, cash flows and results of operations.

Our business, financial condition and results of operations could be adversely affected by disruptions in the global economy resulting from recently proposed trade barriers, including tariffs.

The global economy has the potential to be negatively impacted by increasing tension and uncertainty resulting from actions by the United States government to impose tariffs on goods that are imported into the United States. Increased trade barriers, such as tariffs, could adversely affect our business, financial condition and results of operations. The impact of any tariffs is expected to result in market disruptions, inflation, supply chain disruptions and volatility in commodity prices, credit and capital markets. Further escalation of geopolitical tensions related to tariffs and retaliatory trade actions could result in increased volatility and disruption to the global economy and the markets in which we operate adversely impacting our business, financial condition or results of operations.

Risks Related to the Company’s Securities

Negative Cash Flows from Operating Activities

The Company has not yet achieved positive operating cash flows, and the Company will continue to experience negative cash flow from operations in the foreseeable future. The Company has incurred net losses in the past and may incur losses in the future unless it can derive sufficient revenues from its business, and there is no assurance that any of our properties will generate earnings, operate profitably or provide a return on investment in the future.

We have not determined that production activity is warranted as of yet on any of our mineral properties. Even if we (alone or in conjunction with a third party) undertake development and production activities on any of our mineral properties, there is no certainty that we will produce revenue, operate profitably or provide a return on investment in the future. Such future losses could have an adverse effect on the market price of the Company’s securities, which could cause investors to lose part or all of their investment.

No Assurance of Active or Liquid Market

No assurance can be given that an active or liquid trading market for the Common Shares will be sustained. If an active or liquid market for the Common Shares fails to be sustained, the prices at which such shares trade may be adversely affected. Whether or not the Common Shares will trade at lower prices depends on many factors, including the liquidity of the Common Shares, prevailing interest rates and the markets for similar securities, general economic conditions and the Company’s financial condition, historic financial performance and future prospects.

Public Markets and Share Prices

The market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the Exchange or any other stock exchange could be subject to significant fluctuations in response to variations in the Company’s financial results or other factors. In addition, fluctuations in the stock market may adversely affect the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the Exchange or any other stock exchange regardless of the financial performance of the Company. Securities markets have also experienced significant price and volume fluctuations from time to time. In addition, the financial markets are currently experiencing significant price and value fluctuations due to a number of factors including from the ongoing hostilities in the Middle East, Ukraine and sanctions imposed by many nations on Russia and Belarus.

In some instances, these fluctuations have been unrelated or disproportionate to the financial performance of issuers. Market fluctuations may adversely impact the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the Exchange or any other stock exchange. There can be no assurance of the price at which the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the Exchange or any other stock exchange will trade.

Additional Issuances and Dilution

The Company may issue and sell additional securities of the Company to finance its operations or future acquisitions. The Company cannot predict the size of future issuances of securities of the Company or the effect, if any, that future issuances and sales of securities will have on the market price of any securities of the Company issued and outstanding from time to time. Sales or issuances of substantial amounts of securities of the Company, or the perception that such sales could occur, may adversely affect prevailing market prices for securities of the Company issued and outstanding from time to time. With any additional sale or issuance of securities of the Company, holders will suffer dilution with respect to voting power and may experience dilution in the Company’s earnings per share. Moreover, this Prospectus may create a perceived risk of dilution resulting in downward pressure on the price of the Company’s issued and outstanding Common Shares, which could contribute to progressive declines in the prices of such securities.

Risks Related to an Offering

The Company has Broad Discretion in the Use of the Net Proceeds from this Offering

Management of the Company will have broad discretion with respect to the application of net proceeds received by the Company from the sale of Securities under this Prospectus or a future Prospectus Supplement and may spend such proceeds in ways that do not improve the Company’s results of operations or enhance the value of the Common Shares or its other securities issued and outstanding from time to time. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business or cause the price of the securities of the Company issued and outstanding from time to time to decline.

Absence of a Public Market for Certain Securities

There is no public market for the Preferred Shares, Warrants, Subscription Receipts, or Units and, unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to apply for listing of such Securities on any securities exchanges. If the Preferred Shares, Warrants, Subscription Receipts, or Units are traded after their initial issue, they may trade at a discount from their initial offering prices depending on prevailing interest rates (as applicable), the market for similar securities and other factors including general economic conditions and the Company’s financial condition. There can be no assurance as to the liquidity of the trading market for the Preferred Shares, Warrants, Subscription Receipts, or Units or that a trading market for these securities will develop.

THE SPRINGPOLE REPORT

The following is a summary of the Springpole Report. The information contained in this summary has been derived from the Springpole Report and is subject to certain assumptions, qualifications and procedures described in the Springpole Report, and is qualified in its entirety by reference to the full text of the Springpole Report which has been filed with the applicable Canadian securities regulatory authorities and is available on the Company’s SEDAR+ profile at www.sedarplus.ca. We recommend you read the Springpole Report in its entirety to fully understand the Springpole Project.

All currencies used in this summary of the Springpole Report are in Canadian dollars unless otherwise noted.

Project Description, Location and Access

The Springpole Project is wholly-owned and controlled by First Mining through its subsidiary company Gold Canyon Resources (“Gold Canyon”) and comprises 30 patented mining claims, 280 contiguous mining claims and mining leases totalling an area of 41,952 hectares (“ha”). Additional claims adjacent to the project area within the Birch-Uchi Greenstone Belt (the “Birch-Uchi Greenstone Belt”) have been acquired by Gold Canyon between 2021 and 2025. This additional tenure comprises a further 562 mining claims totalling 15,895 ha which are 100% owned by Gold Canyon, plus a further 82 mining claims (1,656 ha) which are 70% owned by Gold Canyon and 30% owned by Whitefish Exploration Inc.

The Springpole Project is located 110 km northeast of the Municipality of Red Lake in northwest Ontario, Canada. The Springpole Project is centered on a temporary exploration camp situated on a small land bridge between Springpole Lake and Birch Lake. The latitude and longitude coordinates are:

•	Latitude N51° 23’ 44.3”
•	Longitude W92° 17’ 37.4”

The Universal Transverse Mercator map projection based on the World Geodetic System 1984 zone 15N is:

•	Easting 549,183

•	Northing 5,693,578

•	Average Elevation 395 m

During late spring, summer, and early fall, the Springpole Project is accessible by floatplane direct to Springpole Lake or Birch Lake from the communities of Red Lake, Ear Falls and Sioux Lookout, Ontario. In some years it has been accessed by a seasonal (January – March) winter road constructed over a distance of 40 km, commencing from the 85 km mark of the South Bay Mine Road located east of Ear Falls, Ontario. The closest road access at present is approximately 15 km away at the extension of the Wenasaga forestry access road.

During breakup in spring and freeze-up in fall, access to the Springpole Project is by helicopter. Additional winter access may be available via temporary airstrips cleared on nearby frozen lakes. During late spring, summer, and early fall floatplane operations are conducted on either Springpole Lake or Birch Lake, while in winter fixed wing access is operated on temporary airstrips cleared on the frozen lake surfaces.

First Mining acquired 100% of the Springpole Project on November 13, 2015 when it completed the acquisition of Gold Canyon. On acquisition, the Gold Canyon mineral tenure consisted of 30 patented mining claims and 300 unpatented, contiguous mining claims and six Crown mining leases, totalling an area of approximately 32,448 ha. Additional mining claims were subsequently acquired by First Mining in the Satterly Lake area, and the original unpatented ‘legacy’ claims were converted into the new Ontario cell claim system in April 2018. A further seven mining leases were acquired by Gold Canyon in 2019 by conversion of existing mining claims covering 1,531 ha to mining leases. As of the date of the Springpole Report, the Springpole Project area comprises 30 patented mining claims, 280 contiguous mining claims and 13 mining leases totalling an area of 41,952 ha.

First Mining, through its wholly-owned subsidiary Gold Canyon, leases 10 patented mining claims (11233-11235, 12896-12901, and 13043) covering a total area of 182.25 ha. These claims were originally leased to Gold Canyon under the terms of a mineral claims agreement between Gold Canyon and Shirley V. Frahm (Frahm) dated September 22, 2010 (the “Original Frahm Agreement”). On September 24, 2020, Frahm entered into a purchase and sale agreement with R&S in furtherance of transferring beneficial ownership to these 10 patented mining claims to her children and grandchildren, and on the same date, Frahm, R&S and Gold Canyon entered into an assignment and assumption of mineral claims agreement (the “Assignment Agreement”) pursuant to which all of Frahm’s rights and obligations under the Original Frahm Agreement were assigned to R&S, and Gold Canyon consented to such assignment. As a result of the Assignment Agreement, the parties to the Original Frahm Agreement are now Gold Canyon and R&S only.

These 10 patented claims are fee simple parcels with all mining and surface rights attached, and registered, together with the notices of lease, with the Land Registry Office in Kenora, Ontario. Under the Original Frahm Agreement, the lease is for a term of 21 years less one day and terminates on April 14, 2031.

On December 11, 2020, First Mining, Gold Canyon and R&S amended certain provisions of the Original Frahm Agreement by entering into a letter agreement (the “Frahm Amending Agreement”). Pursuant to the Frahm Amending Agreement, Gold Canyon paid US$350,000 to R&S as consideration for the amendments, and as a result of the amendments:

•

We had an option to purchase these 10 patented mining claims from December 11, 2020 until April 15, 2021 (“Purchase Option 1”) for US$7,000,000, of which US$1,000,000 could have been satisfied by the issuance of Common Shares to the lease holder. First Mining elected not to exercise Purchase Option 1.

•

We had an option to purchase these 10 patented mining claims from April 16, 2021 until April 15, 2025 (“Purchase Option 2”) for US$8,000,000, of which US$2,000,000 could have been satisfied by the issuance of Common Shares to the leaseholder. First Mining elected not to exercise Purchase Option 2.

•

In 2025, we paid the leaseholder US$250,000 and issued 1,000,000 Common Shares of the Company to extend the option to purchase these 10 patented mining claims until April 14, 2031 (“Purchase Option 3”) for US$10,000,000, less US$250,000. Of the total purchase price, US$3,000,000 may be satisfied by the issuance of Common Shares to the leaseholder.

•

If, on or before April 14, 2031, First Mining provides the leaseholder with written notice and pays US$2,000,000 in cash to the leaseholder, the 21-year term of the lease shall automatically be extended by five additional years and the new expiry date of the lease will be April 14, 2036. In addition, we would immediately acquire a further option to purchase the 10 patented mining claims from April 15, 2031 until April 14, 2036 (“Purchase Option 4”) for US$12,000,000, less US$2,250,000. Of the total purchase price, US$4,000,000 may be satisfied by the issuance of Common Shares to the leaseholder.

•

If, on or before April 14, 2036, First Mining provides the leaseholder with written notice and pays a further US$2,000,000 in cash to the leaseholder, then the term of the lease shall automatically be further extended by five additional years and the new expiry date of the lease will be April 14, 2041. In addition, we would immediately acquire a final irrevocable option to purchase the 10 patented mining claims from April 15, 2036 until April 14, 2041 (“Purchase Option 5”) for US$12,000,000, less US$4,250,000. Of the total purchase price, US$4,000,000 may be satisfied by the issuance of Common Shares to the leaseholder.

•

If at any time during the term of the lease, First Mining commences commercial production, the leaseholder can, by written notice, require us to purchase the 10 patented mining claims for US$12,000,000 (the “Mandatory Purchase Right”), less any cash payments made by Gold Canyon to the leaseholder in connection with Purchase Option 3, Purchase Option 4, and Purchase Option 5. Of the total purchase price, US$4,000,000 may be satisfied by the issuance of Common Shares to the leaseholder.

•

If we purchase the 10 patented mining claims from the leaseholder prior to the commencement of commercial production, upon achieving commercial production, we must make a top-up payment to the leaseholder such that the leaseholder would have received an aggregate of US$12,000,000 from us for the claims (after taking into account any amounts previously paid in connection with the various purchase options). This top-up payment can be any satisfied through any combination of cash payments and Common Shares.

•

We pay the leaseholder advance royalty payments on a sliding scale of US$33,000/year (2010 – 2011), US$50,000/year (2011 – 2016), US$60,000/year (2016 – 2021), US$100,000/year (2021-2031), and US$120,000/year (2031 – 2041), and all such advance royalty payments shall be deducted from any future NSR payments made to the leaseholder.

We must pay all applicable property taxes related to the 10 patented mining claims during the term of the lease, and we maintain a right of first refusal on any sale by the leaseholder of its interest in the claims.

Through Gold Canyon, we also have an option and lease to a further 15 patented mining claims which are fee simple parcels with mining and surface rights attached and registered, together with the notice of option and lease, with the Land Registry Office, Kenora, Ontario. The current term of the purchase option expires on September 9, 2029 and may be extended for successive five-year terms by delivering notice along with a renewal fee of US$50,000 and confirmation that at least $300,000 was spent on mining operations in the prior option period. We are required to make option payments in the aggregate amount of US$35,000 per year and to expend an aggregate of $300,000 on mining operations in each option term as a condition of any renewal and to pay all property taxes related to these patented claims. We have an option to acquire the 15 claims and would be required to do so upon the commencement of commercial production at any time during the option period by payment of an aggregate of US$2 million. Upon exercise of the purchase option, we must also acquire the cabin on the property for the lesser of fair market value or US$20,000.

Underlying royalties which affect the Springpole Project are:

•

3% NSR on five patented claims payable to Jubilee Gold Exploration Ltd. (“Jubilee Gold”) upon commencement of commercial production with advance royalty payments of $70,000 per year, adjusted using the yearly Consumer Price Index. We have an option to acquire 1% of the NSR for $1,000,000 at any time, and a right of first refusal on any sale of the NSR. We can terminate the royalty obligations at any time by transferring the five patented claims back to Jubilee Gold;

•

3% NSR on 10 leased patented claims payable to a leaseholder upon commencement of commercial production with advance royalty payments on a sliding scale of US$33,000/year (2010 – 2011), US$50,000/year (2011 – 2016), US$60,000/year (2016 – 2021), US$100,000/year (2021-2031), and US$120,000/year (2031 – 2041). We have a right to acquire up to 2% of the NSR for US$1,000,000 per 1% (the “Buy-Back Right”). In the event that any of Purchase Options 1 to 5 are exercised, or the Mandatory Purchase Right is exercised, the leaseholder would still retain a 3% NSR on the claims, unless the foregoing Buy-Back Right had already been exercised; and

•

3% NSR on 15 patented claims (held by us pursuant to an option and lease) is payable to an optionor and leaseholder during the option term upon commencement of commercial production or a 1% NSR if the purchase option is exercised prior to commercial production. We have a right to acquire the remaining 1% NSR by a payment of US$500,000.

To keep a mining claim current, the mining claim holder must perform $400 per single cell mining claim unit worth of approved assessment work per year, or $200 per boundary cell mining claim unit, immediately following the initial registration date. The claim holder has two years to file one year’s worth of assessment work.

Surface rights are separate from mining rights. Should any method of mining be appropriate, other than those claims for which Crown leases were issued, the surface rights would need to be secured.

We entered into the silver stream agreement (the “Silver Stream Agreement”) with First Majestic on June 10, 2020 pursuant to which First Majestic has agreed to pay a total of US$22,500,000 to First Mining over three tranches for the right to purchase 50% of the payable silver produced from the Springpole Project (the “Silver Stream”). The first two tranches have been paid (the first tranche was paid at closing, and the second tranche was paid in January 2021 following the announcement by First Mining of the results of the Springpole pre-feasibility study (the “2021 PFS”)), consisting of an aggregate of US$6,250,000 in cash and US$11,250,000 in Common Shares of First Majestic (“First Majestic Shares”). On March 28, 2025, the Company received the final payment of US$5,000,000 from First Majestic. The parties amended the Silver Stream Agreement on March 13, 2025 where the final payment could be made earlier without the requirement for the completion of the environment assessment. As consideration for amending the terms of the final payment, the Company amended the terms of the Warrants issued to First Majestic on July 2, 2020, under the terms of the Silver Stream Agreement. The warrants were subsequent exercised on December 15, 2025, Following the commencement of production at the Springpole Project, First Majestic is required to make ongoing cash payments to us equal to 33% of the lesser of the average spot price of silver for the applicable calendar quarter, and the spot price of silver at the time of delivery, subject to a price cap of US$7.50 per ounce of silver. We have the right to repurchase 50% of the Silver Stream for US$22,500,000 at any time prior to the commencement of production. We also granted First Majestic a right of first refusal with respect to any future silver stream financings related to the Springpole Project.

In March 2025, the Company entered into the Amending Agreement with First Majestic to Silver Stream. Pursuant to the Amending Agreement, First Mining and First Majestic agreed to amend the terms of the final tranche payment under the Silver Stream, such that it will now be a cash-only payment of US$5 million. The payment was received on March 27, 2025.

History

Gold exploration was carried out at Springpole during two main periods, one during the 1920s to 1940s, and a second period from 1985 to the present.

Between 1933 and 1936, extensive trenching and prospecting was conducted on the Springpole Project, including 10 short holes totalling 458.5 m. Limited trenching and prospecting was completed in 1945.

The area remained dormant until 1985, when an airborne geophysical survey was completed over various claim areas on the property, as well as line cutting done at both 30.5 m centres and 61 m centres. Subsequently, geological mapping, humus geochemistry, and ground geophysics were conducted over the grids.

From 1986 through 1989, 118 diamond drill holes were completed in seven drill phases totalling 38,349 m. In addition, during 1986 and 1987, approximately 116,119 m2 of mechanical stripping was carried out and four petrographic reports were produced.

From 1989 through 1992, an induced polarization survey over the central portion of the Portage zone under Springpole Lake was conducted and the property was tested with eighteen core holes totalling 5,993 m. The majority of the drilling was conducted on the Portage zone. At the same time, a seven-core hole drill program was completed around the east margins of Springpole Lake and lake-bottom sediment sampling of Springpole Lake east of Johnson Island was undertaken. During 1992 to 1994, an additional 15 diamond drill holes totalling 5,154 m were also completed.

During 1995, an exploration program consisting of remapping of the main area, of some of the existing drill core, and a reinterpretation of the geology was carried out. During the 1995 and 1996 programs, an additional 69 holes were drilled totalling 15,085 m on the Springpole Project proper and two drill holes on Johnson Island. By late 1996, Gold Canyon had acquired 100% of the Springpole Project. Gold Canyon continued exploration in 1997 and 1998 with another 52 core holes totalling 5,643 m.

In the summer of 1998, a lake bottom sediment sampling program was conducted in several areas of Springpole Lake, which identified several follow-up targets that were tested in 1999 with 12 core holes totalling 2,779 m.

Between 2004 and 2013, diamond drilling programs were conducted on the property by Gold Canyon under its previous management. A total of 371 holes were completed during this period, over 108,932 m.

On November 13, 2015, we acquired Gold Canyon, and as a result, the Springpole Project.

Between 2004 and 2013, diamond drilling programs were conducted on the property by Gold Canyon under its previous management. A total of 371 holes were completed during this period, over 108,932 m.

Subsequent to the acquisition of Gold Canyon by First Mining in 2015, drilling campaigns were completed in 2016, 2018, 2020, 2021, 2022 and 2024, the majority of which was for site investigation purposes (e.g. geotechnical, hydrogeological, metallurgical).

In October 2016 we commenced a drilling program at the Springpole Project to collect additional material for metallurgical testing. A total of four holes comprising 1,712 m were drilled, with hole locations specifically chosen to recover sample material that is representative of the Springpole deposit. In February 2017, we announced the results of the drilling program.

In 2017, we commissioned SRK to complete an updated PEA on the Springpole Project.

In 2018, we carried out a limited geotechnical drill program to test the integrity of ground relevant to dike construction and characterize the dike foundation materials. Eleven short holes were drilled totaling 243 m.

In 2019, we commissioned SRK to complete an updated PEA on the Springpole Project.

In 2020, three diamond drill holes totaling approximately 1,182 m were drilled for metallurgical purposes, and 48 diamond drill holes were drilled totaling 7,892 m for geotechnical purposes, some of which were also utilized to collect hydrogeological data. A further 20 diamond drill holes were drilled for condemnation purposes, totalling 2,218 m.

In 2021, diamond drilling consisted of 10 drill holes for metallurgical purposes (2,632 m), 3 drill holes for acid rock drainage (“ARD”) test work (231 m), 5 condemnation drill holes (1,030 m), 23 geotechnical drill holes (449 m), one vertical hydrogeological monitoring hole, and 13 exploration holes (4,366 m).

In 2021, we commissioned AGP to complete the 2021 PFS on the Springpole Project.

In 2022, we completed diamond drilling consisting of 34 HQ-sized drill holes totaling 3,756 m for geotechnical purposes, 10 drill holes totaling 1,612 m for ARD test work, and 19 drill holes totaling 411 m for hydrogeological purposes, which included a program of shallow monitoring well installations positioned around proposed mine infrastructure areas.

In 2024, we completed diamond drilling consisting of 26 drill holes totaling 1,359 m for hydrogeological purposes, including a program of shallow monitoring well installations, and 5 drill holes totalling 2,293 m for exploration purposes.

Geological Setting, Mineralization and Deposit Types

The Springpole Project is located within the Archean-aged Birch-Uchi Greenstone Belt. Studies of the southern part of the Birch-Uchi Greenstone Belt have revealed a long, multistage history of crustal development. Based on mapping, lithogeochemistry, and radiometric dating, the supracrustal rocks of the greenstone belt were subdivided into three stratigraphic group-scale units (listed in decreasing age): the Balmer, Woman and

Confederation assemblages. This three-part subdivision was applied to most of the Uchi Subprovince. The Confederation assemblage is thought to be a continental margin (Andean-type) arc succession, versus the less certain tectono-stratigraphic context of the other assemblages. Some relatively small conglomeratic units likely form a synorogenic, discontinuously distributed, post-Confederation assemblage in the Birch-Uchi Greenstone Belt.

The northern margin of the Birch-Uchi Greenstone Belt forms a pattern of sub-regional scale cusps of supracrustal strata alternating with batholiths. Basaltic units are prominent around the periphery of the greenstone belt and may be part of the Woman assemblage but the accuracy of this stratigraphic assignment is unknown. It is suggested that Confederation assemblage age rocks make up the bulk of the greenstone belt.

A polyphase alkali, trachyte intrusion displaying autolithic breccia textures lies at the heart of the Springpole Project. The intrusion is comprised of a system of multiple phases of trachyte believed to be part of the roof zone of a larger syenite intrusion, as fragments displaying phaneritic textures were observed from deeper drill cores in the southeast portion of the Portage zone. Early intrusive phases consist of megacrystic feldspar phenocrysts of albite and orthoclase feldspar in an aphanitic groundmass. Successive phases show progressively finer-grained porphyritic texture while the final intrusive phases are aphanitic. Pervasive alteration and metamorphism have reduced the original porphyry intrusion to a complex alteration assemblage dominated by sericite, biotite, pyrite, calcite/dolomite, and quartz. Within the country rocks to the north and east are trachyte and lamprophyre dikes and sills that source from the trachyte or syenite-porphyry intrusive system.

The main intrusive complex appears to contain many of the characteristics of alkaline, porphyry-style mineralization associated with diatreme breccias (e.g., Cripple Creek, Colorado). This style of mineralization is characterized by the Portage zone and portions of the East Extension zone where mineralization is hosted by diatreme breccia in aphanitic trachyte. Ductile shearing and brittle faulting may have played a role in redistributing structurally controlled blocks of the mineralized rock. Diamond drilling has revealed a more complex alteration with broader, intense zones of potassic alteration replacing the original rock mass with biotite and pyrite. In the core area of the deposit where fine-grained, disseminated gold mineralization occurs with biotite, the primary potassic alteration mineral, gold, displays a good correlation with potassium/rubidium.

Mineralization at the Springpole Project is dominated by large tonnage, low grade, disseminated porphyry-style or epithermal-style gold mineralization associated with the emplacement of an alkali trachyte intrusion complex. Textures observed in the extensive repository of drill core appear to confirm that the majority of disseminated gold-silver-sulphide mineralization, the mesothermal to epithermal lode vein gold mineralization, and the banded iron-formation hosted gold mineralization is related to are all the result of the emplacement of multiple phases of trachyte porphyry and associated diatreme breccias, hydrothermal breccias, dikes and sills.

Exploration and Drilling

First Mining completed diamond drilling programs at the Springpole Project in 2016, 2018, 2020, 2021, 2022 and 2024, totaling 212 holes over 28,086 m. Of this drilling, 18 holes (6,658 m) were exploration holes, 17 holes (5,527 m) were for metallurgical sample collection, and the remainder was for other site investigation purposes such as geotechnical, hydrogeological, condemnation, and sample collection for metal leaching/acid rock drainage testwork programs.

Exploration drilling in 2022 in the southwest area of the deposit identified additional mineralization highlighting extension of the deposit continuity outside the Mineral Resource area as defined in the 2021 PFS.

The most recent exploration drilling at the Springpole Project area was in 2024, where five holes totalling 2,293 m were completed in a Phase 1 drilling campaign which focused on a 150 m strike area at the Southeast Extension target located at the southeastern boundary of the current Mineral Resource and proposed open pit wall design. The Southeast Extension target remains open along strike towards the south and southeast of the main Portage zone and has the potential to add meaningful mineralization extension or additional zones within or near the current PFS proposed open pit shell.

First Mining has also completed several other exploration programs between 2021 and 2025 over the Springpole Project area and its adjacent mineral tenure in the Birch-Uchi Greenstone Belt. These activities consisted of diamond drilling and prospecting campaigns on regional targets, an airborne electromagnetic and magnetic survey, and detailed geological mapping and sampling over select targets on the Springpole Project area.

Sampling, Analysis and Data Verification

Historical Programs (Gold Canyon)

The core logging was carried out on-site in a dedicated core logging facility at the Springpole exploration camp. For Gold Canyon drill programs prior to 2012, and the 2013 program, drill log data was recorded onto paper logs that were later scanned and made digital. For the 2012 programs, drill holes appear to have only been digitally logged. The core was photographed prior to logging or sampling and then a geotechnical log was completed that recorded quantitative and qualitative engineering data including detailed recovery data and rock quality designation.

For Gold Canyon’s 2010 and 2011 drill programs, all the drill core intervals were sampled using sample intervals of 1 m. During the 2012 drilling program, Gold Canyon changed its standard sample length from 1 m to 2 m lengths. However, in zones of reduced recovery, 1.5 m or 3 m samples were sometimes collected. Samples over the standard sample length were typically half core samples and whole core was generally only taken in intervals of reduced core recovery across the sampled interval.

Quality control samples were inserted into the sample stream comprising certified blanks, certified gold standards, and field and laboratory duplicates. Field duplicates were collected by quartering the core in the sampling facility on-site. Laboratory duplicates were collected by splitting the first coarse reject and crushing and then generating a second analytical pulp. Blanks, standards, and duplicates made up on average 10% of the total sample stream.

Geological descriptions were recorded for all core recovered, including lithology, alteration style, intensity of alteration, relative degree of alteration, sulphide percentage, rock colour, vein type, and veining density.

Core sampling was performed by experienced sampling technicians or on-site geologists. Core was cut in half lengthwise with a diamond saw, and one half was collected for assay while the other half remained in the core box as a physical record. The remaining core in the boxes was then photographed.

All gold assay work from the Gold Canyon drill programs between 2010 and 2013 was performed by SGS Laboratories in Red Lake, Ontario. Silver and multi-element assays for the Gold Canyon drill programs were performed by the SGS Don Mills laboratory in Toronto, Ontario. The SGS facilities are certified and conform to requirements CAN-P-1579 and CAN-P-4E (ISO/IEC 17025:2005).

Samples were dried and then crushed to 70% of the sample passing 2 mm (-70 mesh). A 250 g sample was split off the crushed material and pulverized to 85% passing 75 microns (200 mesh). A 30 g split of the pulp was used for gold fire assay and a 2 g split was used for silver analysis. Crushing and pulverizing equipment was cleaned with barren wash material between sample preparation batches and, where necessary, between highly mineralized samples.

As part of the standard internal quality control procedures used by the laboratory, each batch of 75 core samples included four blanks, four internal standards, and eight duplicate samples. In the event that any reference material or duplicate result would fall outside the established control limits, the sample batches would be re-assayed.

Prepared samples were analyzed for gold by fire assay with atomic absorption finish. Samples returning assays in excess of 10 g/t gold were re-analyzed with a gravimetric finish. Prepared pulp samples shipped from SGS Red Lake to SGS Toronto were analyzed for silver by three-acid digestion with atomic absorption finish.

Pulps and rejects from the historical Gold Canyon core samples, as well as from earlier drill programs where still available, are currently being kept in storage by First Mining.

The quality assurance/quality control (“QA/QC”) program for 2003 to 2007 consisted of the resubmission of approximately 10% of the sample pulps to a second laboratory (ALS Chemex), insertion of two commercial standard reference materials (standards submitted every 30th sample), and insertion of blanks.

In 2007 and 2008, a total of 18 drill holes were completed comprising a total of 1,374 assay intervals. These samples were assayed for gold only by the Accurassay Laboratories of Thunder Bay, Ontario. The QP checked a total of 137 samples representing 10% of the total against the original certificates. No errors were found. No program was set up for duplicates, standards, or blanks for this drilling program. The laboratory ran their own set of duplicates for internal monitoring purposes; however, that data was not available to the QP. In 2010, Gold Canyon instituted a QA/QC program consisting of commercial standard reference materials for gold, plus blanks, field duplicates, and pulp duplicates. In addition, a “round robin” program was instituted in 2011 with ACT Labs of Red Lake, Ontario, that compared pulp re-assay results against the original SGS results for 469 samples. SGS conducted their own program of internal duplicate analysis as well.

First Mining Programs

Core preparation, quantitative measurements (metre marks, RQD, recovery, magnetic susceptibility and specific gravity) and core logging were completed on-site in a dedicated facility on site at the Springpole exploration camp. The core preparation and quantitative measurements were undertaken by geotechnicians or logging geologists. Detailed geological logging and sample interval selection was carried out by logging geologists and reviewed by a senior geologist and a member in good standing of the APGO (Association of Professional Geologists of Ontario).

For the 2016 drill program, drill logging data was recorded onto paper logs and later scanned and digitized. For all drill programs since 2018, First Mining have completed drill core logging on laptop computers using specialized logging software, with data uploaded into a centralized SQL drilling database. RQD, SG, magnetic susceptibility, and downhole survey data were recorded in Excel templates and then imported into Fusion through the DHLogger interface.

Detailed logging data collected includes lithology, alteration, veining, structure, and mineralization observations. The minimum sampling length for core samples was generally 0.3 m and maximum length was 1.5 m. Samples were selected taking lithological boundaries into account as well as reducing sample widths over areas with increased mineralization.

The QA/QC samples were inserted into the sample stream at preset positions, with blanks inserted every 30 samples, standards every 25 samples, and a duplicate between every standard and/or blank rotating between field, crush, and pulp duplicate types. Field duplicates were taken onsite by quartering the half core sample being sent to the lab for assay.

Beginning in 2024, First Mining began collecting magnetic susceptibility and specific gravity (relative density) data from drill core samples. Magnetic susceptibility was recorded every metre using a KT-10 magnetic susceptibility meter. For density, water immersion measurements were collected every 25 m with a minimum of one measurement in each representative rock type per hole. In 2024, a check program was undertaken by First Mining to ensure the accuracy of these field density measurements. The corresponding lab and field measurements from these check samples showed an excellent correlation of 0.97.

After the logging and quantitative measurements were taken, the core was photographed both wet and dry.

Core cutting and sampling were performed by experienced geotechnicians, and quality control was maintained through regular verification by on-site geologists. The core was cut in half lengthwise and one half was collected for assay and one half was returned to the core box as a permanent record. Core boxes were cross-stacked on pallets and then moved to on-site storage locations.

All gold assay work in the 2016 and 2018 drill programs, as well as in the 2020 metallurgical program was completed by SGS Laboratories in Red Lake, Ontario. Multi-element assays including silver for these drill programs were completed by the SGS laboratory in Vancouver. The SGS facilities are certified for precious metals including gold and silver and 52 element geochemical analyses and conform to requirements CAN-P-1579 and CAN-P-4E (ISO/IEC 17025:2005). Gold and silver assay work in the 2020 condemnation drill program and the 2022 drill programs was conducted by Activation Laboratories Ltd (“ActLabs”) at their laboratories in Ancaster, Ontario or Thunder Bay, Ontario. Gold and silver assay work from the 2023 and 2024 drill programs was performed by AGAT Laboratories Ltd (“AGAT”) at their Thunder Bay, Ontario laboratory (for Au fire assay) and Mississauga, Ontario or Calgary, Alberta (for ICP). Both the ActLabs and AGAT facilities are certified for precious metals including gold and silver and 52 element geochemical analyses and conform to requirements ISO/IEC 17025:2017.

For the SGS assay programs in 2016, 2018 and 2020 (metallurgical drilling), and for the Actlabs assay work from the 2020 condemnation drill program and the 2022 drilling, samples were dried and then crushed to 70% of the sample passing 2 mm (-70 mesh). A 250 g sample was split off the crushed material and pulverized to 85% passing 75 microns (200 mesh). A 30 g split of the pulp was used for gold fire assay and a 2 g split was used for silver analysis. Crushing and pulverizing equipment was cleaned with barren wash material between sample preparation batches and, where necessary, between highly mineralized samples. Sample preparation was the same by AGAT for the 2023 and 2024 assay programs, but with a 50g split of the pulp used for gold fire assay.

As part of the standard internal quality control procedures used by the laboratories, each batch of samples included blanks, internal standards, and duplicate samples (taken both at the crush and pulp stages). In the event that any reference material or duplicate result fell outside the established control limits, the sample batches would be re-assayed.

For all First Mining assay programs, samples were analyzed for gold by fire assay with atomic absorption finish and samples returning assays in excess of 10 g/t Au were re-analyzed with a gravimetric finish. Samples sent for multi-element analysis were digested with an aqua regia digestion and then finished using Inductively Coupled Plasma-Atomic Emission Spectrometry (ICP-AES), Inductively Coupled Plasma Mass Spectrometry (ICP-MS) or Inductively Coupled Plasma Spectrometry Optical Emission Spectrometry (ICP-OES).

Pulps and rejects from the First Mining assay programs are being kept in storage by First Mining.

For the First Mining QA/QC programs, blanks and standards were inserted at an approximate rate of one standard for every 25 samples (5% of total), and one blank for every 30 samples (4% of total). ‘Coarse’ duplicates taken from coarse reject, and ‘pulp’ duplicates taken from 250 g pulverized splits, were also inserted at regular intervals with an insertion rate of 4%. For the 2018 to 2024 assay programs, field duplicates from quartered core were also inserted at regular intervals, with an insertion rate of 4%.

For blanks, a threshold of ten times the lower detection limit was used as a guide to determine potential contamination. Any assays above this threshold were reviewed on a case-by-case basis to determine if any corrective action was required at that laboratory. If a single blank or standard within a zone of mineralization was deemed to have failed, that QA/QC sample plus five samples either side in the same batch were sent for reanalysis. If a blank/standard plus one or more consecutive standards were deemed to have failed, then the failed samples plus ten samples either side and all the samples between, were sent for reanalysis. For samples from unmineralized zones, if a single standard failed within a batch where the other standards or blanks passed, the entire batch was deemed to have passed and no corrective action was taken.

Twenty six different gold standards were used throughout the First Mining drill programs, spanning a range of gold grades from 0.6 ppm to 15.62 ppm. Eight of the standards were also used as silver standards in these assay programs. A standard was deemed a failure if the result fell outside 3 standard deviations from its expected value as defined by the standard’s certificate. Any assays outside of this threshold were reviewed on a case-by-case basis to determine if any corrective action was required.

As part of the 2022 QA/QC program, First Mining noticed that some of the SRM for silver were consistently reporting higher than the expected value. This issue affected a total of 5,292 core samples over 45 workorders assayed between May 26 and November 16, 2022. Of these 5,292 samples, 464 were duplicate samples and 65 were reruns. Additionally, there were 459 standards and blanks – 451 original standards and 8 rerun standards. Of the 459 standards, 166 were certified for Ag. To further investigate this issue, and as part of their 2022 check assay program, First Mining sent 21 consecutive samples for ICP reanalysis at AGAT laboratories in Thunder Bay. The results from the AGAT assays appeared to confirm the apparent bias for silver. An internal investigation by ActLabs determined that the root cause of the high Ag bias noted in the 2022 assay results was related to an inaccuracy at their end caused by Ag spiked samples which were used to re-slope their calibrations, and that the bias was not consistent throughout the data set.

The lab subsequently reprocessed and reissued the 2022 assay certificates to First Mining who reviewed these assay results and found that the reprocessed results contained a greater bias than the original results. ActLabs was not able to express numerically the correction that was applied to the certificates and has not provided their methodology for calculating those results. Since the Ag bias was not resolved by the re-issuance of the assay certificates, First Mining was unable to use this reprocessed data in their assay database.

To quantify the potential error that can be attributed to the possible overestimation of silver assays, the QP carried out an investigation of the possible affected assay results. Because the majority of the samples with possible high Ag bias are mostly low-grade, and only 204 assay values (0.51% of all assays used for the silver estimate) are greater than 5 g/t, the QP is of the opinion that the inclusion of the 2022 silver assay data will not materially affect the results of the Mineral Resource estimate. The relatively small amount of data with possible high bias will have a negligible impact on the silver estimate. The QP is of the opinion that the 2022 silver data can be included in the 2025 Mineral Resource estimate.

As part of the Mineral Resource estimation process, the QP reviewed the QA/QC data collected by Gold Canyon, reviewed the procedures in place to assure assay data quality, and verified the assay database against original assay certificates provided directly to SRK by SGS Red Lake, the assay laboratory. A total of 53,431 gold assays, 46% of the assay data, were checked against original assay certificates. No significant database errors were identified. About 143 minor rounding errors were observed. None of the rounding errors are deemed material or of any significance to the Mineral Resource estimate presented in the Springpole Report. In addition, all of the assay data collected during the 2020 to 2024 drill programs were checked against the original assay certificates for both gold and silver. The QP also reviewed the QA/QC data collected during these programs and found that the procedures established by First Mining and the results of the QA/QC data were in keeping with CIM Best Practice Guidelines (CIM 2018, CIM 2019) and acceptable for inclusions in the estimation of mineral resources and mineral reserves.

The QP carried out visits to the Springpole site on February 10 and 11, 2012, on August 8 and 9, 2012 and on June 20 to 22, 2022. During the site visits, core logging procedures were reviewed. Several sections of core from the Portage, Camp, and East Extension zones were examined. Sampling procedures and handling were observed. The deposit geology, alteration, and core recovery data were observed for the Portage zone.

Mineral Processing and Metallurgical Testing

The Springpole deposit has been the subject of several metallurgical test work programs and previous studies, as summarized in the following table:

Year	Laboratory	Test work Performed
1989	Lakefield Research, Lakefield; LR3657	Whole ore leach cyanide leach and CIL

2011	SGS Mineral Services, Vancouver; 50138-001	Whole ore cyanide leach

2013	SGS Mineral Services, Lakefield; 13152-001	Whole ore cyanide leach Flotation and concentrate regrind leach

2013	Process Mineralogical Consulting Ltd; Oct2013-05	Mineralogical analysis of two grab samples

2017	Base Met Labs, Kamloops; BL0161	Comminution testing Mineralogical assessment – BMA, TMS Whole ore leach Rougher flotation and concentrate regrind leach Viscosity

2018	ALS Metallurgy, Kamloops; 180107	Whole ore cyanide leach Flotation: Concentrate regrind leach and tail leach

2018	Jacobs Engineering Group, Lakeland Florida	Reverse flotation to float off mid-size mica to reduce comminution requirement

2018	Eriez Flotation Division, Erie Pennsylvania	Hydraulic classification to remove multiple size fractions of micas to reduce comminution requirement – cross flow and hydrofloat separation

2020	SGS Minerals, Lakefield, ON

Project No. 17802-01 November 27, 2020 Phase 1 (4 zone composites) Feed characterization Flotation with concentrate regrind and leach and tailings leach Whole ore leach Cyanide detoxification Solid-liquid separation for tailings

Project No. 17802-02 December 17, 2020 Phase 2 (4 zone and 12 variability composites) Feed assays Comminution characteristics Flotation with concentrate regrind and leach and tailings leach

Earlier programs from 1989 to 2019 investigated whole ore leach and flotation followed by concentrate regrind and leach as different processing options. The 2021 PFS testwork focused on investigating flotation and leach processing. The testwork indicated that a whole ore leaching flowsheet would result in poor leach extractions. Instead, separate leaching of flotation concentrate and flotation tailings were selected as the recommended flowsheet.

Gold occurs as fine-grained and occurs primarily as telluride minerals as well as in silicates. The telluride associated gold recovers well to flotation concentrate and further recovery improvement is seen when regrinding concentrate for improved liberation of fine-grained gold. Most of the remaining gold is associated with silicates and is recoverable by cyanidation.

For the Springpole Report, the flowsheet featured split tailings streams for flotation concentrate and flotation tailings to manage sulphur and potential acid generating (“PAG”) rock. A Merrill Crowe circuit was selected for precious metal recovery from the concentrate leach solution because of the mineralized material’s high silver to gold ratio and variable flotation and leach extraction.

The 2021-2023 testwork program focused on optimizing the flotation and leach process flowsheet.

Head assays confirm the presence of deleterious elements mercury and arsenic. Mercury is present at concentrations that warrant mercury control. Some areas of elevated copper and zinc concentrations are seen which may result in higher than average cyanide consumption.

Ore is considered highly variable in terms of breakage characteristics, confirming observations made in the previous 2021 PFS. Mass and metal recovery to flotation concentrate was highly variable, as was leach extraction for reground flotation concentrate and tailings.

Optimal rougher concentrate leach conditions were determined to be a target regrind P80 size of 17 micrometres (“µm”), a slurry density of 45% solids with a pre-aeration period of eight hours (“h”). The optimal rougher tailings leach conditions were set at 53% solids. Leaching at a higher solids content for both the concentrate and tailings streams showed no adverse impact on leach extraction.

Concentrate leach is essentially complete after eight hours and tailings leach after 10 h. Average sodium cyanide consumption from the production and master composite samples was 0.12 kilogram/tonne (“kg/t”) of tailings for the tailings leach circuit and 2.87 kg/t of concentrate for the concentrate leach circuit. Average lime consumption was 1.33 kg/t of tailings and 3.98 kg/t of concentrate.

The overall flotation and leach extraction for the production, master and variability composites ranged between 79.2 and 94.5% for gold over a range of calculated head grades from 0.47 to 6.02 gram/tonne (“g/t”). The overall flotation and leach extraction for the production, master and variability composites ranged between 72.9 and 95.8% for silver over a range of calculated head grades from 0.92 to 29.86 g/t.

Analysis of the pregnant leach solution produced from rougher concentrates shows no species of concern that would negatively impact precipitation efficiency.

Cyanide detoxification conditions for the master composites 3 and 4 at 45% solids were optimized to be a 5:1 ratio of SO2 to CNWAD, 25 milligrams per liter (“mg/L”) copper and 30 minutes retention for rougher concentrates. For rougher tailings at 53% solids, conditions included a 5:1 ratio of SO2 to CNWAD and 60 minutes retention. Under these conditions, the process met the targets of <5ppm CNWAD for cyanide detoxification.

Dynamic settling tests and slurry viscosity tests on the finely ground concentrates showed good settling characteristics and viscosities within an acceptable range for mixing and pumping applications.

Material flow property testing was carried out for crushed ore and identified there are minimal design risks for the major bulk solids handling systems for the Springpole Project.

A flowsheet maintaining separate high sulphide and low sulphide leach tailings streams reduces the acid generation potential in the co-disposal facility.

The authors of the Springpole Report make the following recommendations ahead of the feasibility study phase: (i) supplementary variability testing to address gaps in spatial coverage of the deposit, particularly in Zones B and C and areas representing the early years of operation. This is needed to provide increased confidence in the comminution circuit design through an increased number of samples as the deposit is highly variable; (ii) variability tests should be carried out at the conditions selected for design and considering the full flowsheet; (iii) determine flotation recovery targets for sulphide sulphur required to produce non-acid generating tailings; (iv) vendor testing of leached concentrate pressure and vacuum filtration as an alternative to CCD; (v) improved ore characterization to enable prediction of power requirement by year (by rock group or RQD) and a more precise mass recovery model. Recommended testing includes whole rock analysis and mineralogy on feed and concentrate characterization composites and variability samples; and (vi) track Tellurium assays and recovery in testwork as a critical mineral of interest.

Mineral Resource Estimates

The current Mineral Resource model prepared by the QP utilizes results from 499 core boreholes. The resource estimation work was completed by Dr. Gilles Arseneau, P.Geo., an Independent Qualified Person as this term is defined in NI 43-101. The effective date of the resource statement is September 30, 2025.

The Mineral Resource estimate was based on a gold price of US$2,450/oz and a silver price of US$27.50/oz, both considered reasonable economic assumptions by the QP. To establish a reasonable prospect of economic extraction in an open pit context, the resources were defined within an optimized pit shell with pit walls set at 35° to 45° based on domains. Assumed metallurgical recoveries of 87.2% for gold and 85.5% for silver were used. Mining costs were estimated at $2.30/t of total material, processing costs estimated at $14.50/t, and general and administrative costs estimated at $0.90/t. A cut-off grade of 0.2 g/t Au was calculated and is considered to be an economically reasonable value corresponding to breakeven mining costs. Approximately 90% of the revenue for the proposed project is derived from gold, with 10% derived from silver.

Mineral Resources were estimated by Ordinary Kriging using Gemcom block modelling software in 10 x 10 x 6 m blocks. Grade estimates were based on capped, 3 m composited assay data, and used a minimum of four and a maximum of 15 composites with no more than three composites permitted from a single drill hole. Grade interpolations were carried out in three passes with each successive pass using a larger search radius than the preceding pass and only estimating the blocks that had not been interpolated by the previous pass. Capping levels were set at 25 g/t for Au and 200 g/t for Ag. Any blocks estimated during Pass 1 or Pass 2 with at least two drill holes and six composites were classified as Indicated Mineral Resources. All other interpolated blocks were classified as Inferred Mineral Resource. Mineral Resources were then validated using Gemcom GEMS (6.7) software.

The resource model includes mineralized material in the Camp, East Extension and Portage zones spanning 1,860 m in the southeast direction along the axis of the Portage zone and 900 m in the northeast direction perpendicular to the long axis of the Portage zone. Resource modelling includes mineralized material generally ranging from 340 m to 440 m below surface.

Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. The estimate of Mineral Resources may be materially affected by environmental, permitting, legal, title, taxation, sociopolitical, marketing, or other relevant issues. There has been insufficient exploration to define these Inferred Mineral Resources as an Indicated or Measured Mineral Resource, but the QP is of the opinion that with additional drilling that the majority of the Inferred Mineral Resources could be upgraded to Indicated Mineral Resources.

The Mineral Resources in this Springpole Report summary were estimated in accordance with current CIM standards definitions, and guidelines, and reported using the CIM Definition Standards for Mineral Resources and Mineral Reserves 2014 (CIM Definition Standards, 2014). The updated Mineral Resource estimate for the Springpole Project is summarized in the table below.

Category	Quantity	Grade		Metal
		Au	Ag	Au	Ag
	(Mt)	(g/t)	(g/t)	(Moz)	(Moz)
Open Pit
Indicated	191	0.78	4.6	4.8	28
Inferred	64	0.38	3.1	0.8	6.5

Note:

(1)	This Mineral Resource estimate is as of September 30, 2025.
(2)

Mineral Resources are reported in relation to a conceptual pit shell. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. All figures are rounded to reflect the relative accuracy of the estimate. All composites have been capped where appropriate.

(3)

Open pit Mineral Resources are reported at a COG of 0.20 g/t Au. COGs are based on a gold price of US$2,450/oz and a gold processing recovery of 87.2% and a silver price of US$27.50/oz and a silver processing recovery of 85.5%.

(4)	Preliminary mining cost assumptions of C$2.60/tonne mined of waste, C$2.30/tonne mined of ore, and C$2.00/tonne mined of overburden, with an incremental mining cost of C$0.02/tonne/6m mined.
(5)

Preliminary processing cost assumptions of C$14.50/tonne processed, general & administration assumption of C$0.90/tonne processed, stockpile cost assumption of C$0.75/tonne processed, and incremental ore mining cost of C$0.56/tonne processed.

(6)	Overall pit shell slope angles ranged from 20 - 45°.

Mineral Reserve Estimates

The Mineral Reserves for the Springpole Project are based on the conversion of the Measured and Indicated Mineral Resources within the current Springpole Report mine plan. Indicated Mineral Resources in the mine plan were converted directly to Probable Mineral Reserves. There are currently no Measured Mineral Resource estimates and therefore there are no Proven Mineral Reserves. The total Mineral Reserves for the Springpole Project are shown in the table below.

	Cut-off Grade	Tonnes	Grade		Contained Ounces
Category		(Mt)	Au (g/t)	Ag (g/t)	Au (Moz)	Ag (Moz)
Proven	0.27	—	—	—	—	—
Probable	0.27	102.0	0.94	4.90	3.1	16.1

Total	0.27	102.0	0.94	4.90	3.1	16.1

Note:

(1)	This Mineral Reserve estimate is as of November 13, 2025 and is based on the new Mineral Resource estimate dated September 30, 2025.
(2)	The Mineral Reserve calculation was completed under the supervision of Gordon Zurowski, P.Eng of AGP, who is a Qualified Person as defined under NI 43-101.
(3)	Mineral Reserves are stated within the final design pit based on:

•	US$2100/ounce gold price, US$24/ounce silver price.

•	Pit Limit corresponds to a pit shell with a revenue factor of 0.60, corresponding to a US$1,260 /ounce gold price and US$14.40/oz silver.

•	A cut-off grade of 0.27 g/t Au for all pit phases.

•	Preliminary mining cost assumptions of C$2.60/tonne mined of waste, C$2.30/tonne mined of ore, and C$2.00/tonne mined of overburden, with an incremental mining cost of C$0.02/tonne/6 m mined.

•

Preliminary processing cost assumptions of C$14.50/tonne processed, general and administration assumption of C$0.90/tonne processed, stockpile cost assumption of C$0.75/tonne processed, and incremental ore mining cost of C$0.56/tonne processed.

•	Preliminary process recovery assumptions of 87.2% for gold and 85.5% for silver.

•	An exchange rate of C$1.35 equal to US$1.00.

•	The preliminary economic, cost and recovery assumptions used at the time of mine planning and reserve estimation may not necessarily conform to those stated in the economic model.

(4)	Pit slope inter-ramp slope angle assumptions ranged from 22 - 54°.

The Mineral Reserves for the Springpole Project are based solely on open pit mining assumptions. The reference point at which mineral reserves are defined is the point where the ore is delivered to the process plant complex, which includes the ore stockpiles.

At the time of preparing the mineral reserve estimate, the QP has not identified any known legal, political, environmental, or other risks that would materially affect the potential development of the mineral reserves. The risk of not being able to secure the necessary permits from the government for development and operation of the Springpole Project exists but the QP is not aware of any issues that would prevent those permits from being withheld per the normal permitting process.

Mining Operations

The Springpole Report mine plan is based on open pit mining. A single pit will provide the open pit feed material necessary to maintain the process plant feed rate at 30,000 t/d while operational. The Springpole pit is proposed as a three-phase design using 12 m benches which provides 102.0 million tonne (“Mt”) of mill feed grading 0.94 g/t Au, and 4.90 g/t Ag. Waste from this pit will total 309.5 Mt for a strip ratio of 3.0 (waste:mill feed).

The mill feed cut-off used is 0.25 g/t AuEq, accounting for the contribution of both gold and silver. This is equivalent to a gold only cut-off of 0.27 g/t Au. Cut-off Grade. During the mine operation, material would be stockpiled to optimize the plant feed grade and defer lower-grade material until later in the mine schedule.

The phases are scheduled to provide 30,000 t/d of feed to the mill over a 9.4-year mining life after one year of pre-production stripping. The last 1.4 years of mine life are stockpile reclaim. The pits are sequenced to minimize initial stripping and provide higher feed grades in the early years of the mine life which the stockpiling strategy accomplishes.

The main fleet will consist of up to four 251 mm rotary drills and two 140 mm drills, two 37 m3electric hydraulic shovels and three 23 m3front end loaders. The truck fleet will total 25 – 240-tonne trucks at the peak of mining. This is due to the long hauls from the pit to the co-disposal facility (“CDF”). The usual assortment of dozers, graders, small backhoes, and other support equipment is considered in the equipment cost estimate. A smaller front-end loader (13 m3) will be stationed at the primary crusher.

Year -1 is the start of major mining activity using the larger equipment when the controlled dewatering of the open pit basin has advanced sufficiently for mining and the site infrastructure (power lines, roads, etc.) are in place. The early phases will provide the highest grade to the mill early in the schedule. The open pit will be in operation until Year 8 followed by 1.4 years of stockpile reclaim to feed the plant.

Waste material from the pit will be stored in the CDF. Non-acid generating (“NAG”)/non-metal leaching material will be used for the outer embankments while potentially acid generating (“PAG”) material will be co-disposed with process plant tailings. The majority of the NAG waste rock material from the open pit will be contained within the CDF (134.6 Mt), but a small portion of NAG/non-metal leaching material will be backfilled into Phase 2 near the end of the mine life. This reduces the overall haul length and helps in reclamation of the pit. An estimated total of 15.4 Mt will be backfilled into the pit.

In addition to the open pit, two quarries will be established during the pre-production period and at closure. These quarries will be used to provide rock material for various mine infrastructure including haul roads, dikes, CDF embankments, and to meet site fill requirements for other infrastructure. Approximately 7.4 Mt of material is planned to be excavated from the CDF quarry in the preproduction period, while 26.2 Mt of material is planned from the fish habitat development area at the end of the mine life.

When the open pit is completed, the larger mining fleet will move to complete the fish habitat area. Material will be used as cover for the CDF cells and will be dumped into the open pit. This serves to cover the slopes in the pit for reclamation purposes and upon closure the quarry will become additional lake area which will be contoured to provide suitable fish habitats.

Processing and Recovery Operations

The process plant will process 30 kilotonnes/day (“kt/d”) over the LOM.

The selected flowsheet includes primary crushing with the crushed product stored in a covered crushed ore stockpile. Crushed ore is reclaimed to a grinding circuit consisting of a SAG mill and a ball mill operating in closed circuit with a classification cyclone cluster. Cyclone overflow feeds a single stage rougher flotation circuit, with a concentrate regrind stage following flotation.

Reground concentrate reports to a concentrate thickener, whilst tailings from the flotation circuit reports to a tailings thickener. The concentrate circuit utilizes cyanide leach and counter current decantation (“CCD”) circuit followed by a Merrill Crowe precipitation circuit and smelting to produce doré to market. The tailings circuit utilizes a cyanide leach circuit and carbon in pulp (“CIP”) circuit followed by elution, Merrill Crowe, and smelting to produce doré. The leach residue from the concentrate leach circuit feeds the concentrate cyanide detoxification circuit, whilst the CIP residue from the tailings CIP circuit feeds the tailings cyanide detoxification circuit. Material from the concentrate cyanide detoxification circuit is sent to the PAG tailings deposition cell and material from the tailings detoxification is sent to the CDF.

Key design operating availabilities are 75% for primary crushing and 92% for the grinding, flotation, leach, CCD and CIP circuits.

Infrastructure, Permitting and Compliance Activities

Key project infrastructure includes the open pit mine area with associated haul roads and ramps, the dikes required to hydraulically isolate the pit after bay dewatering, site access roads, and the administrative and dry facilities. The Springpole Project will also include construction and permanent camp accommodations, the process plant electrical room, the crushing area electrical room, the central control room, and the reagent storage building. Additional infrastructure consists of the gold room, the assay laboratory and sample preparation facilities, the plant workshop and warehouse, the truck shop and warehouse, the tire-change facility, the truck wash building, and the fuel storage and dispensing facilities. Water and power infrastructure includes the freshwater intake system, the 230 kilovolt (“kV”) overland and 25 kV underground power distribution lines, the freshwater intake pumping and treatment systems, the waste storage and CDF, contact water collection ponds, the wastewater treatment plant, and the explosives magazine.

The main access road will be a private extension of the existing Wenesaga Road, which currently supports forestry operations and has been constructed to within approximately 15 km of the Springpole Project site.

Project electrical demand, estimated at approximately 60 megawatt, will be supplied through a new 230 kV overhead transmission line that will connect to the provincial grid roughly 90 km southeast of the site. Power will be stepped down through a 230 kV/25 kV transformer before being distributed to six electrical rooms. Variable-frequency drives will be used where required, and all medium-voltage motors and drives will operate at 4.16 kV. To support early works and construction activities, a temporary tie-in to a 115 kV line located approximately 30 km to the south will be utilized until the permanent transmission infrastructure is commissioned.

Two dikes are planned to be constructed to isolate the area of the proposed open pit and facilitate mining following dewatering. The dikes will have total length of about 1,000 m, average height of about 7 m and a maximum height of about 15 m. The dikes will be constructed using NAG/non-metal leaching rockfill from a quarry located within CDF and/or from pre-production phase open pit stripping (sourced from an area outside the existing lake). Seepage cut-off wall and foundation grout curtain will be incorporated within the dikes to establish a hydraulic barrier. At closure, once the water quality meets all regulatory requirements, the dewatered open pit area will be allowed to flood back by lowering of the dikes in a controlled manner and reconnection of the reclaimed basin to Springpole Lake.

The CDF will be constructed to manage and store 101 Mt of tailings and 146 Mt of potentially acid generating (“PAG”) mine rock. The CDF will be located immediately west of the open pit on an area of generally thin overburden and bedrock outcrops. The perimeter containment dams will generally be founded on bedrock which is andesite. The andesite bedrock provides good foundation characteristics (high integrity and low permeability) supporting a structurally safe facility with effective seepage capture and management.

The CDF will consist of two cells: south cell and north cell. The south cell perimeter dams will be constructed with quarried rock and NAG/non-metal leaching (“NML”) mine rock as a downstream raise and will incorporate a low-permeability liner to maintain saturated conditions during operations. The north cell perimeter dams will be constructed as a center line raise using quarried rock and NAG/NML mine rock. The south and north cells will be separated by an internal dam. The north and south cell perimeter dams will reach an average ultimate height of about 75 m. PAG mine rock (146 Mt) will be co-disposed with NAG tailings (80.8 Mt) in the north cell. The NAG tailings will encapsulate the mine rock providing a low permeability zone to limit oxygen ingress. PAG tailings (20.2 Mt) will be subaqueously deposited in the south cell. CDF contact water will be collected and managed in the south cell and pumped to the central water management pond located in proximity to the plant. The water stored in the contact water management pond will be used to supplement mineral processing and/or will be treated at the on-site effluent treatment plant prior to release.

At closure, the north cell will be graded and provided with erosion protection cover to continue directing runoff to south cell. NAG tailings and/or suitable soil and granular cover will be provided over the south cell PAG tailings to manage water and safely manage extreme runoff events.

A variety of environmental protection, mitigation and management measures have been incorporated into planning, design, construction, operation and ultimate closure of the Springpole Project. The engineering design of the Springpole Project incorporates climate change considerations, and Project components and infrastructure are being designed to manage variable weather events.

The EA process is a planning tool to ensure the Springpole Project is considered in a careful and precautionary manner that avoids or mitigates potential environmental effects and considers the benefits and opportunities from the Springpole Project. First Mining published the final EIS/EA in November 2024 which assessed the potential effects of the Springpole Project on all relevant components of the environment including air quality, noise, water, fish, vegetation, wildlife, land and resource use, the economy, local infrastructure and services, archaeology, cultural heritage, traditional land and resource use, and human and ecological health. The final EIS/EA concluded that, considering the Springpole Project designs and mitigation measures, no significant adverse environmental effects were predicted for the Springpole Project or for the Springpole Project in combination with other projects (WSP, 2024).

The follow-up and monitoring program will be implemented to verify predicted effects, evaluate the effectiveness of mitigation, and measure compliance with future permit and authorization conditions. Modifications to follow-up and monitoring programs may occur as a result of applying an adaptive management approach over all phases of the Springpole Project (construction, operations, and decommissioning and closure).

On February 23, 2018, First Mining submitted a project description to the Impact Assessment Agency of Canada (“IAAC”). IAAC determined an environmental assessment is required for the Springpole Project under the Canadian Environmental Assessment Act (2012). First Mining has also entered into a voluntary agreement with the Ministry of the Environment, Conservation and Parks (“MECP”) to undertake a comprehensive EA under the provincial Environmental Assessment Act.

A final environmental impact statement/environmental assessment document (“EIS/EA”) was submitted to IAAC and MECP in November 2024. The document was prepared in accordance with the provincially approved Amended Terms of Reference and the requirements of the Ontario Environmental Assessment Act, as well as the Canadian Environmental Assessment Act, 2012 (“CEAA, 2012”). The information presented in the EIS/EA is currently under review by both IAAC and MECP.

First Mining will fully consider the concerns and issues associated with potential adverse environmental effects, as appropriate, to the Indigenous peoples in terms of proximity, historic resources, land and resource use, physical and social effects (including health) on their communities, as well as economy, employment, cultural heritage, in the EA process.

Preliminary environmental design criteria have been developed for project features that have the potential to release contaminants into the air, water, and land. First Mining will also develop an environmental, health and safety (“EHS”) management system to address the EHS needs of the Springpole Project based on the results of the Environmental Impact Statement.

In addition to the requirement for assessment under CEAA, 2012, key federal permits that may be required pending further regulatory advice:

•	Fisheries Act Authorization (Fisheries and Oceans Canada (DFO))

•	Canadian Navigable Waters Act (Transport Canada)

•	Schedule 2 of Metal and Diamond Mining Effluent Regulations (MDMER)

Prohibitions under other pieces of federal legislation also apply but no permitting requirements are currently expected. These may include, but would not necessarily be limited to, the following:

•	Canadian Environmental Protection Act, SC 1999

•	Migratory Birds Convention Act, SC 1994, c22

•	Explosives Act, RSC 1985, C. E-17

•	Transportation of Dangerous Goods Act, SC 1992, c. 34

•	Species at Risk Act, SC 2002; c. 29

•	Nuclear Safety Control Act, SC 1997, c. 9)

Based on the current understanding of the Springpole Project area and project description provided by First Mining, it is expected that the following provincial permits and approvals will be required:

•	Mine Closure Plan, Mining Act, Energy, Northern Development and Mines

•	Permit to Take Water, Ontario Water Resources Act, MECP

•	Environmental Compliance Approval (Air/Noise), Environmental Protection Act, MECP

•	Environmental Compliance Approval (Sewage), Ontario Water Resources Act, MECP

•	Environmental Compliance Approval (Waste), Environmental Protection Act, MECP

•	Work Permit, Public Lands Act, Ministry of Natural Resources and Forestry (“MNRF”)

•	Work Permit, Lakes and Rivers Improvement Act, MNRF

•	Aggregate Permit, Aggregate Resource Act, MNRF

•	Requirements under the Species Conservation Act, 2025, MECP

•	Forestry Resource Licence/Release of Reservation, Crown Forest Sustainability Act, MNRF

•	Archaeological Clearance, Ontario Heritage Act, Ministry of Heritage, Sports, Tourism, and Culture Industries

The federal government identified Cat Lake First Nation, Slate Falls Nation, Lac Seul First Nation, Wabauskang First Nation, Mishkeegogoamang, and Métis Nation of Ontario in 2018 (updated in 2020), while in 2018 the provincial government identified Cat Lake First Nation, Slate Falls Nation, Lac Seul First Nation, Wabauskang First Nation, Mishkeegogoamang, Ojibway Nation of Saugeen, Pikangikum First Nation, and Métis Nation of Ontario, as potentially impacted by the Springpole Project or having an interest in the project.

First Mining has continued to share information and engage extensively with the participating communities throughout the EA process.

Capital and Operating Costs

The cost estimate for the Springpole Project is based on an engineering, procurement, and construction management (“EPCM”) implementation approach.

Operating Costs

The costs considered on-site operating costs are those related to mining, processing, maintenance, power, water treatment and general and administrative activities. The operating cost estimate was developed in Q4 2025 using data from vendor quotations, projects, studies and previous operations from internal databases. The operating cost estimate accuracy is approximately -25 to +15%.

Mining operating costs are US$12.44/t of ore processed. The average process operating cost is US$10.72/t processed, and the annual G&A costs are US$27M.

A summary of the average operating costs is shown below.

Cost Area	Total (US$M/a)	US$/t
Mining	106.8	12.44
Processing	113.1	10.72
G&A	27.0	2.56

TOTAL	246.9	23.15

Capital Costs

The cost estimate is based on an engineering, procurement, and construction management (EPCM) implementation approach. The capital cost estimate has an accuracy of -20%/+30% (AACE Class 4). The estimate includes the cost to complete the design, procurement, construction, and commissioning of all the identified facilities.

The estimate was based on the 2021 PFS and updated with revised assumptions as indicated in process flow diagrams, general arrangements, mechanical equipment list, electrical equipment list, material take-offs, electrical layouts, scope definition and a work breakdown structure. The estimate included all associated infrastructure as defined by the scope of work.

The study is reported in United States dollars to enable consistent comparison with other projects denominated in USD.

The initial and LOM capital cost (US$M) estimate for the Springpole Project is summarized in the table below.

WBS Level 1	Description	Initial CAPEX	Sustaining CAPEX	Closure Costs	Total CAPEX
1000	Mining	302.5	304.1	40.5	647.1
2000	Site Development	39.6	—	—	39.6
3000	Process Plant	348.6	—	—	348.6
4000	On-Site Infrastructure	75.5	—	—	75.5
5000	Off-Site Infrastructure	47.0	—	—	47.0

Total Direct Costs		813.2	304.1	40.5	1,157.9

WBS Level 1	Description	Initial CAPEX	Sustaining CAPEX	Closure Costs	Total CAPEX
6000	Indirects	68.6	—	—	68.6
7000	EPCM Services	70.2	18.5	—	88.7
8000	Owners Costs	24.4	—	—	24.4

Total Indirect Costs		163.3	18.5

9000	Provisions (Contingency)	127.5	—	—	127.5

Project Total		1,104.1	322.6	40.5	1,467.2

Economic Analysis

The economic analysis was performed assuming a 5% discount rate for gold projects in Canada. Cash flows have been discounted to the start of construction, assuming that the project execution decision will be made, and major project financing will be carried out at this time.

The pre-tax NPV discounted at 5% (“NPV5%”) is US$3,228 million; the internal rate of return (“IRR”) is 53.8%, and payback period is 1.4 years. On a post-tax basis, the NPV5% is US$2,150 million, the IRR is 40.9%, and the payback period is 1.8 years. Cumulative post-tax unlevered free cash flow totals US$3,137 million. Tax calculations are based on the applicable tax law in place as of the date of the Springpole Report which includes both federal and provincial taxes.

The capital and operating cost estimates developed specifically for the Springpole Project are in Canadian dollars and converted with the stated exchange rate. The economic analysis has been run on a constant dollar basis with no inflation.

The economic analysis was performed using the following assumptions:

•	Construction and commissioning period will be two years.

•	The total mine life is 9.4 years.

•	Cost estimates are in constant Q3 2025 USD with no inflation or escalation factors considered.

•

Results are based on 100% ownership with revenue from gold doré production, with a combination of 2.0% and 1.0% net smelter return (“NSR”) royalties applied to portions of the Mineral Reserve following royalty buybacks totalling US$5.2 million.

•

A silver stream agreement on 25% of payable silver produced following a stream buyback totalling US$22.5 million at a contract price of US$7.50/oz Ag factored for inflation starting in the third year of production. The revenue lost to this stream is represented as a cost in financial modelling.

•	Capital costs are funded with 100% equity (no financing assumed).

•	All cash flows are discounted to the start of the construction period using a mid-period discounting convention.

•	All metal products will be sold in the same year they are produced.

•	Project revenue will be derived from the sale of gold doré.

•	Currently, there are no contractual refining arrangements.

•	Currency exchange rate 0.74 US$ = 1.00 C$.

A summary of the project economics is shown in the following figure and table.

$800
$600
$400
$200
--
($200)
($400)
($600)
($800)
$4,000
$3,000
$2,000
$1,000
--
($1,000)
($2,000)
($3,000)
($4,000)
Cash Flow, US$M (2025 Dollars)
Cumulative Cash Flow, US$M (2025 Dollars)
-2
-1
1
2
3
4
5
6
7
8
9
10
11
($397)
($734)
$612
$670
$522
$484
$459
$373
$472
$508
$138
$70
($40)
Post-Tax Unlevered Free Cash Flow
Cummulative Post-Tax Unlevered Free Cash Flow

Item	Units	LOM	Years 1 to 5
Gold Price	US$/oz	3,100	3,100
Silver Price	US$/oz	35.50	35.50
Foreign Exchange Rate	CAD:USD	0.74	0.74

	Production
Total Tonnes Processed	Mt	102.0	53.6
Total Tonnes Waste Mined	Mt	309.5	217.0
Mill Feed Grade – Au	g/t	0.94	1.09
Mill Feed Grade – Ag	g/t	4.9	5.7
Mine Life	Years	9.4	5.0
Mill Throughput	t/d	30,000	30,000
Average Strip Ratio	waste:ore	3:1	3.2:1
Average Recovery Rate – Au	%	86.0	86.7
Average Recovery Rate – Ag	%	86.2	87.1

Item	Units	LOM	Years 1 to 5
Total Production – Au	koz	2,648	1,626
Total Production – Ag	koz	13,842	8,518
Average Annual Production – Au	koz/a	281	325
Average Annual Production – Ag	koz/a	1,468	1,704
Total Payable Metal – Au	koz	2,646	1,624
Total Payable Metal – Ag	koz	13,150	8,092

Revenue
Total Revenue – LOM	U$M	8,668	5,323
Average Annual Revenue	US$M/a	920	1,065
Total EBITDA – LOM	US$M	6,079	3,830
Average Annual EBITDA	US$M/a	645	766

Item	Units	LOM	Years 1 to 5
Operating Cost
Total Operating Costs – LOM	US$M	2,361	1,352
Average Annual Operating Cost	US$M/a	251	270
Mining Cost	US$/t mined	2.57	2.41
Mining Cost	US$/t milled	9.87	11.93
Processing Cost	US$/t milled	10.72	10.74
G&A and Site Services Cost	US$/t milled	2.56	2.58
Total Operating Cost	US$/t milled	23.15	25.26
Total Cash Cost[1]	US$/oz Au	802.4	742.4
All-in Sustaining Cost[2]	US$/oz Au	937.9	876.2

Capital Cost
Initial Capital Cost	US$M	1,104	—
Sustaining Capital Cost	US$M	322	217
Closure Cost	US$M	40	—
Salvage Value	US$M	4	—

Valuation Indicators	Units	Pre-Tax	Post-Tax
NPV5%	US$M	3,228	2,150
IRR	%	53.8	40.9
Payback Period	Years	1.4	1.8
Undiscounted Cash Flow	US$M	4,588	3,137
NPV5%: Initial Capital Cost	NPV:Capex	2.9	1.9

Note:

(1)	Cash costs consist of mining costs, processing costs, mine-level G&A and refining charges, royalties, and streaming costs.
(2)	AISC includes cash costs plus sustaining capital, closure cost and salvage value.

Exploration, Development and Production

Between 2021 and 2025, First Mining acquired an additional 15,895 ha of mineral tenure adjacent to the Springpole Project in the Birch-Uchi Greenstone Belt to advance regional scale exploration opportunities. First Mining has completed several exploration programs between 2021 and 2025 over the newly-acquired tenure, as well as the Springpole Project area. Exploration activities consisted of prospecting campaigns on regional targets, an airborne electromagnetic and magnetic survey, and detailed geological mapping and sampling over select targets on the Springpole Project. Regional drilling programs were completed at the Swain, Saddle and Horseshoe targets in 2022 and 2023.

Exploration prior to 2024 on the Swain and Swain Post claim groups was completed when these properties were under option agreements between First Mining and the registered owners. These option agreements were completed in February 2024 at Swain Post and in April 2024 at Swain, after which Gold Canyon acquired 100% ownership of Swain Post, and 70% ownership of Swain.

EXEMPTION FROM NI 44-101

Pursuant to a decision of the Autorité des marchés financiers (“AMF”) dated January 23, 2026, the Company was granted exemptive relief from the requirement that this Prospectus as well as the documents incorporated by reference herein and any applicable Prospectus Supplement and the documents incorporated by reference therein to be filed in relation to an ATM Distribution to be filed with the AMF in the French language. This exemptive relief is granted on the condition that this Prospectus, any applicable Prospectus Supplement (other than in relation to an ATM Distribution) and the documents incorporated by reference herein and therein be filed with the AMF in the French language if the Company offers Securities to Québec purchasers in connection with an offering other than in relation to an ATM Distribution.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement relating to any Securities offered, certain legal matters in connection with the offering of Securities will be passed upon on behalf of the Company by its external legal counsel, Blake, Cassels & Graydon LLP (“Blakes”) as to Canadian legal matters and Dorsey & Whitney LLP, as to United States legal matters. As of the date hereof, the partners and associates of Blakes, as a group, hold beneficially, directly or indirectly, less than 1% of any class of the Company’s securities.

In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents, as the case may be.

Mr. Keith Neumeyer and Mr. Richard Lock, each a director of the Company, reside outside of Canada. Mr. Neumeyer and Mr. Lock have appointed the following agent for service of process in Canada:

Name of Person	Name and Address of Agent
Keith Neumeyer	Blakes Vancouver Services Inc., c/o Blake, Cassels & Graydon LLP 3500 – 1133 Melville Street Vancouver, British Columbia, V6E 4E5

Richard Lock	Blakes Vancouver Services Inc., c/o Blake, Cassels & Graydon LLP 3500 – 1133 Melville Street Vancouver, British Columbia, V6E 4E5

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the person has appointed an agent for service of process.

INTERESTS OF EXPERTS

The technical and scientific disclosure relating to the Company’s mineral properties included or incorporated by reference in this Prospectus has been included or incorporated by reference in reliance on the report, valuation, statement or opinion of the firms and persons described below, and such disclosure has been reviewed and approved by (i) Hazel Mullin, P.Geo., First Mining’s Director of Data Management & Technical Services and (ii) James Maxwell, P.Geo, Vice President, Exploration & Project Operations of First Mining, each a “qualified person” for the purposes of NI 43-101.

The Duparquet Report was prepared by: (i) Carl Michaud, P.Eng., MBA, G Mining Services Inc.; (ii) Alexandre Dorval, P. Eng., G Mining Services Inc.; (iii) Marina Iund. P.Geo., InnovExplo Inc.; (iv) Olivier Vadnais-Leblanc, P.Geo., InnovExplo Inc.; (v) Carl Pelletier. P.Geo., InnovExplo Inc.; (vi) Simon Boudreau, P. Eng., InnovExplo Inc.; (vii) Neil Lincoln, P. Eng., G Mining Services Inc.; (viii) Philip Rodrigue, P. Eng., G Mining Services Inc.; and (ix) Sheldon Smith, P. Geo, Stantec Consulting Ltd. Mr. Vadnais-Leblanc is no longer with InnovExplo Inc. and as such, the Company is no longer relying upon the work of Mr. Badnais-Leblanc. Carl Pelletier of InnovExplo Inc. should now be regarded as the expert with respect to the portions of the Duparquet Report previously attributed to Mr. Vadnais-Leblanc.

The Springpole Report was prepared by: (i) Tommasso Roberto Raponi, P. Eng., Ausenco Engineering Canada ULC; (ii) Gordon Zurowski, P.Eng., AGP Mining Consultants Inc.; (iii) Gilles Arseneau, P.Geo., SRK Consulting (Canada) Inc.; (iv) David Bleiker, P. Eng., WSP Canada Inc.; and (v) Daniel Russell, P.Geo., WSP Canada Inc.

Each of the above authors are a “qualified person” for the purposes of NI 43-101 and each author, and their respective firms, are independent in accordance with the requirements of NI 43-101. To the knowledge of the Company as of the date hereof, each of the abovementioned firms or persons in this section hold, as either a registered or beneficial holder, directly or indirectly, less than one percent of the outstanding securities of the Company or of any associate or affiliate of the Company. None of the aforementioned firms or persons received any direct or indirect interest in any securities of the Company or of any associate or affiliate of the Company in connection with the preparation and review of any technical report. None of the aforementioned firms or persons, nor any directors, officers or employees of such firms or persons, are currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

AUDITOR, TRANSFER AGENT AND REGISTRAR

The Company’s independent registered public accounting firm is PricewaterhouseCoopers LLP, Chartered Professional Accountants, who have issued a Report of Independent Registered Public Accounting Firm dated March 28, 2025 in respect of the Company’s consolidated financial statements as at December 31, 2024 and December 31, 2023 and for each of years ended December 31, 2024 and December 31, 2023. PricewaterhouseCoopers LLP has advised that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada, including the CPABC Code of Professional Conduct and any applicable legislation and regulations, as well as the rules of the US Securities and Exchange Commission (“SEC”) and the Public Company Accounting Oversight Board on auditor independence.

The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal transfer office in Vancouver, British Columbia.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Company is governed by the laws of British Columbia and its principal place of business is outside the United States. The majority of the directors and officers of the Company and the experts named under “Interests of Experts” herein are resident outside of the United States and a substantial portion of the Company’s assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Company, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Company or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces and territories of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province in Canada in which the claim is brought.

The Company filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Puglisi & Associates, with an address at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under the Registration Statement.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus or a prospectus supplement relating to the securities purchased by a purchaser and any amendments thereto. In certain of the provinces and territories of Canada, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus or a prospectus supplement relating to the securities purchased by a purchaser and any amendments thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. However, purchasers of securities distributed under an ATM Distribution by us do not have the right to withdraw from an agreement to purchase the securities and do not have remedies of rescission or, in some jurisdictions, revisions of the price, or damages for non-delivery of the prospectus, prospectus supplement, and any amendment relating to the securities purchased by such purchaser because the prospectus, prospectus supplement, and any amendment relating to the securities purchased by such purchaser will not be sent or delivered, as permitted under Part 9 of National Instrument 44-102 Shelf Distributions. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

In an offering of securities that are convertible, exchangeable or exercisable into other securities, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in a prospectus is limited, in certain provincial securities legislation, to the price at which such securities, are offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces and territories, if the purchaser pays additional amounts upon conversion, exchange or exercise of such securities, those amounts may not be recoverable under the statutory right of action for damages that applies in those provinces and territories. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights, or consult with a legal advisor.

GLOSSARY OF MINING TERMS

Canadian reporting requirements for disclosure of mineral properties are governed by NI 43-101. The definitions in NI 43-101 are adopted from those given by the CIM.

Mineral Resource

The term “Mineral Resource” refers to a concentration or occurrence of solid material of economic interest in or on the earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.

Measured Mineral Resource

The term “measured Mineral Resource” refers to that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with sufficient confidence to allow the appropriate application of modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors) in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes that are spaced closely enough to confirm geological and grade or quality continuity between points of observation. A measured Mineral Resource has a higher level of confidence than that applying to either an indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a “proven Mineral Reserve” or to a “probable Mineral Reserve.”

Indicated Mineral Resource

The term “indicated Mineral Resource” refers to that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with sufficient confidence to allow the appropriate application of modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors) in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to reasonably assume geological and grade or quality continuity between points of observation. An Indicated Mineral Resource has a lower level of confidence than that applying to a “measured Mineral Resource” and may only be converted to a “probable Mineral Reserve”.

Inferred Mineral Resource

The term “Inferred Mineral Resource” refers to that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and limited sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. The estimate is based on limited information and sampling gathered through appropriate sampling techniques from locations such as outcrops, trenches, pits, workings and drill holes.

Qualified Person

The term “qualified person” refers to an individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development, production activities and project assessment, or any combination thereof, including experience relevant to the subject matter of the project or report and is a member in good standing of a self-regulating organization.

Mineral Reserve

The term “Mineral Reserve” refers to that part of a measured and/or Indicated Mineral Resource which, after the application of all mining factors, result in an estimated tonnage and grade which, in the opinion of the qualified person(s) making the estimates, is the basis of an economically viable project after taking account of all relevant modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors). It includes diluting materials that will be mined in conjunction with the Mineral Reserves and delivered to the treatment plant or equivalent facility, as well as allowances for losses which may occur when the material is mined or extracted, and Mineral Reserves are defined by studies at pre-feasibility or feasibility level, as appropriate. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. The term Mineral Reserve does not necessarily signify that extraction facilities are in place or operative or that all governmental approvals have been received. It does, however, signify that there are reasonable expectations of such approvals.

Probable Mineral Reserve

The term “probable Mineral Reserve” refers to the economically mineable part of an Indicated Mineral Resource, and in some circumstances, a measured Mineral Resource. The confidence in the modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors) applying to a probable Mineral Reserve is lower than that applying to a “proven Mineral Reserve”. Probable Mineral Reserve estimates must be demonstrated to be economic, at the time of reporting, by at least a pre-feasibility study.

Proven Mineral Reserve

The term “proven Mineral Reserve” refers to the economically mineable part of a measured Mineral Resource. A proven Mineral Reserve implies that the qualified person has the highest degree of confidence in the estimate and the modifying factors (including, but not limited to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environment, social and governmental factors). Use of the term is restricted to that part of the deposit where production planning is taking place and for which any variation in the estimate would not significantly affect the potential economic viability of the deposit. Proven Mineral Reserve estimates must be demonstrated to be economic, at the time of reporting, by at least a pre-feasibility study.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

First Mining Gold Corp. (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of a person (or his or her heirs or legal personal representatives) who:

•	is or was a director, alternate director, officer, employee or agent of our company;

•	is or was a director, alternate director, officer, employee or agent of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity,

against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1	Annual information form of the Registrant for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 31, 2025) (File No. 000-55607).

4.2	Audited consolidated financial statements of the Registrant as at and for the years ended December 31, 2024 and December 31, 2023, together with the notes thereto and the independent auditor’s report thereon (incorporated by reference to Exhibit 99.2 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 31, 2025) (File No. 000-55607).

4.3	Management’s discussion and analysis of the Registrant for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.3 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 31, 2025) (File No. 000-55607).

4.4	Unaudited condensed interim consolidated financial statements of the Registrant as at September 30, 2025 and December 31, 2024 and for three and nine months ended September 30, 2025 and 2024, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K including such document, filed with the Commission on November 13, 2025) (File No. 000-55607).

4.5	Management’s discussion and analysis of the Registrant for the period ended September 30, 2025 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K containing such document, filed with the Commission on November 13, 2025) (File No. 000-55607).

4.6	Management Information Circular, dated April 23, 2025, regarding the Registrant’s annual general and special meeting of shareholders held on June 11, 2025 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K, filed with the Commission on May 2, 2025) (File No. 000-55607).

4.7	Material Change Report, dated March 28, 2025 (incorporated by reference to Exhibit 99.1 to the Registrant’s Report on Form 6-K, filed with the Commission on January 23, 2026) (File No. 000-55607).

4.8	Material Change Report, dated July 22, 2025 (incorporated by reference to Exhibit 99.2 to the Registrant’s Report on Form 6-K, filed with the Commission on January 23, 2026) (File No. 000-55607).

4.9	Material Change Report, dated August 5, 2025 (incorporated by reference to Exhibit 99.3 to the Registrant’s Report on Form 6-K, filed with the Commission on January 23, 2026) (File No. 000-55607).

5.1	Consent of PricewaterhouseCoopers LLP

5.2*	Consent of Tommasso Roberto Raponi, P. Eng.

5.3*	Consent of Gilles Arseneau, P.Geo.

5.4*	Consent of Gordon Zurowski, P.Eng.

5.5*	Consent of David Bleiker, P.Eng.

5.6*	Consent of Daniel Russell., P.Geo.

5.7*	Consent of Hazel Mullin, P.Geo.

5.8*	Consent of James Maxwell, P.Geo.

5.9*	Consent of Carl Michaud, P.Eng.

Exhibit	Description

5.10*	Consent of Alexandre Dorval, P. Eng.

5.11*	Consent of Marina Iund. P.Geo.

5.12*	Consent of Carl Pelletier. P.Geo.

5.13*	Consent of Simon Boudreau, P. Eng.

5.14*	Consent of Neil Lincoln, P. Eng.

5.15*	Consent of Philip Rodrigue, P. Eng.

5.16*	Consent of Sheldon Smith MES, P. Geo.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

107	Filing Fee Table.

___________________

*	To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

First Mining Gold Corp. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this Registration Statement, First Mining Gold Corp. has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of First Mining Gold Corp. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, First Mining Gold Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on January 27, 2026.

FIRST MINING GOLD CORP.

By:	/s/ Daniel W. Wilton
Name: Daniel W. Wilton
Title: Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel W. Wilton and Lisa M. Peterson, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on January 27, 2026.

Signature	Title

/s/ Daniel W. Wilton Daniel W. Wilton	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Lisa M. Peterson Lisa M. Peterson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Keith Neumeyer Keith Neumeyer	Director (Chairman of the Board of Directors)

/s/ Raymond Polman Raymond Polman	Director

/s/ Richard Lock Richard Lock	Director

/s/ Leanne Hall Leanne Hall	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of First Mining Gold Corp. in the United States, on January 27, 2026.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director